Exhibit II.5

Report of the Audit Committee

In compliance with Section 359(6) of the Companies and Allied Matters Act, we have -

(a)	reviewed the scope and planning of the audit requirements;

(b)	reviewed the Independent Auditors’ Memorandum of Recommendations on Accounting Policies and Internal Controls together with Management Responses; and

(c)	ascertained that the accounting and reporting policies of the Company for the year ended 30 June 2013 are in accordance with legal requirements and agreed ethical practices.

In our opinion, the scope and planning of the audit for the year ended 30 June 2013 were adequate and the Management Responses to the Independent Auditors findings were satisfactory.

Mr. G.O. Ibhade
Chairman, Audit Committee
FRC/2013/NBA/00000003515

10 September 2013

Members of the Audit Committee

Mr. G. O. Ibhade	-	Shareholder/Chairman
Mr. C.O. Ajaegbu	-	Shareholder
Mr. M.O. Igbrude	-	Shareholder
Mr. B. E. Gwadah	-	Director
Mr. P.J. Jenkins	-	Director
Mrs. Z. Abdurrahman	-	Director

46.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Statement of Directors’ Responsibilities

for the year ended 30 June 2013

The directors accept responsibility for the preparation of the annual financial statements set out on pages 49 to 104 that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) and in the manner required by the Companies and Allied Matters Act of Nigeria, and the Financial Reporting Council of Nigeria Act, 2011.

The directors further accept responsibility for maintaining adequate accounting records as required by the Companies and Allied Matters Act of Nigeria and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement whether due to fraud or error.

The directors have made an assessment of the Company’s ability to continue as a going concern and have no reason to believe the Company will not remain a going concern in the year ahead.

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

Signature	Signature

SENI ADETU	LISA NICHOLS
Name	Name
FRC/2013/IODN/00000003516	FRC/2013/IODN/00000000313

12 September 2013	12 September 2013

Date	Date

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      47.

KPMG Professional Services	Telephone	234 (1) 271 8955
KPMG Tower		234 (1) 271 8599
Bishop Aboyade Cole Street	Fax	234 (1) 271 0540
Victoria Island	Internet	www.ng.kpmg.com
PMB 40014, Falomo
Lagos

Independent Auditor’s Report

To the Members of Guinness Nigeria Plc

Report on the Financial Statements

We have audited the accompanying financial statements of Guinness Nigeria Plc (“the Company”), which comprise the statement of financial position as at 30 June 2013, income statement, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and summary of significant accounting policies and other explanatory information set out on pages 49 to 104.

Directors’ Responsibility for the Financial Statements

The directors are responsible for the preparation of financial statements that give a true and fair view in accordance with International Financial Reporting Standards, and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council Act of Nigeria, 2011 and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments; the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of Guinness Nigeria Plc as at

30 June 2013, and of the Company’s financial performance and cash flows for the year then ended in accordance with International Financial Reporting Standards and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council Act of Nigeria, 2011.

Report on Other Legal and Regulatory Requirements

Compliance with the Requirements of Schedule 6 of the Companies and Allied Matters Act of Nigeria

In our opinion, proper books of account have been kept by the Company, so far as appears from our examination of those books and the statement of financial position, income statement and statement of comprehensive income are in agreement with the books of account.

12 September 2013
Lagos, Nigeria
FRC/2012/ICAN/00000000565

KPMG Professional Services, a Partnership established under Nigeria law, is a member of KPMG International Cooperative (“KPMG International”), a swiss entity. All rights reserved.	Abayomi D. Sanni Adewale K. Ajayi Chibuzor N. Anyanechi Kabir O. Okunlola Olumide O. Olayinka Oluwatoyin A. Gbagi	Adebisi O. Lamikanra Ajibola O. Olomola Goodluck C. Obi Oladapo R. Okubadejo Olusegun A. Sowande Tayo I. Ogungbenro	Adekunle A. Elebute Ayodele H. Othihiwa Ibitomi M. Adepoju Oladimeji I. Salaudeen Oluseyi T. Bickersteth Victor U. Onyenkpa	Adetola P. Adeyemi Ayo L. Salami Joseph O. Tegbe Olanike I. James Oluwafemi O. Awotoye

Registered in Nigeria No BN 986925

48.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Statement of Financial Position

as at 30 June 2013

	Notes	2013 N’000	2012 N’000	1-Jul-2011 N’000

ASSETS
Non-current assets
Property, plant and equipment	12(a)	88,112,852	76,293,851	58,269,455
Intangible assets	13(a)	578,771	679,792	1,031,280
Prepayments	15(a)	98,768	247,549	343,385
Other receivables	14	31,611	10,292	27,824

Total non-current assets		88,822,002	77,231,484	59,671,944

Current assets
Inventories	16	12,400,102	13,193,762	8,794,121
Trade and other receivables	17	15,138,749	9,498,599	16,963,772
Prepayments	15(b)	1,510,529	1,313,668	1,170,225
Short term investments		—	—	774,000
Cash and cash equivalents	18	3,189,239	4,772,154	8,080,590

Total current assets		32,238,619	28,778,183	35,782,708

Total assets		121,060,621	106,009,667	95,454,652

Equity
Share capital		752,944	737,463	737,463
Share premium		8,961,346	1,545,787	1,545,787
Share based payment reserve		18,582	62,308	21,413
Retained earnings		36,306,239	36,265,956	36,566,708

Total equity		46,039,111	38,611,514	38,871,371

Liabilities
Non-current liabilities
Loans and borrowings	21(a)	8,796,183	8,513,058	1,332,933
Employee benefits	22	2,994,557	2,782,809	3,435,532
Deferred tax liabilities	24	11,955,673	10,902,749	9,798,989

Total non-current liabilities		23,746,413	22,198,616	14,567,454

Current liabilities
Bank overdrafts	18	3,747,585	4,928,916	—
Current tax liabilities	10(d)	4,050,356	5,189,181	6,324,044
Dividend payable	20(b)	4,486,743	4,452,710	3,921,648
Loans and borrowings	21(a)	8,557,059	3,272,478	671,283
Trade and other payables	25	30,433,354	27,356,252	31,098,852

Total current liabilities		51,275,097	45,199,537	42,015,827

Total liabilities		75,021,510	67,398,153	56,583,281

Total equity and liabilities		121,060,621	106,009,667	95,454,652

Approved by the Board of Directors on 12 of September, 2013 and signed on its behalf by:

Babatunde A. Savage	Seni Adetu	Lisa Nichols
(Chairman)	(Managing Director / CEO)	(Finance and Strategy Director)
FRC/2013/ICAN/00000003514	FRC/2013/IODN/00000003516	FRC/2013/IODN/00000000313

The notes on pages 54 to 104 are an integral part of these financial statements.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      49.

Income Statement

for the year ended 30 June 2013

		2013	2012
	Notes	N’000	N’000

Revenue	5	122,463,538	116,461,882
Cost of sales		(66,385,104)	(61,278,681)

Gross profit		56,078,434	55,183,201

Other income	6	815,505	748,253
Marketing and distribution expenses		(26,003,038)	(24,607,059)
Administrative expenses		(10,276,562)	(9,428,596)

Operating profit		20,614,339	21,895,799

Finance income	7(a)	201,185	580,822
Finance cost	7(b)	(3,806,649)	(2,093,463)

Net finance costs		(3,605,464)	(1,512,641)

Profit before taxation	8	17,008,875	20,383,158
Taxation	10(b)	(5,145,149)	(6,168,538)

Profit for the year after taxation		11,863,726	14,214,620

Earnings per share
Basic and diluted earning per share (kobo)	11(a)	793	964

The notes on pages 54 to 104 are an integral part of these financial statements.

50.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Statement of

Comprehensive Income

for the year ended 30 June 2013

		2013	2012
	Notes	N’000	N’000

Profit for the year after taxation		11,863,726	14,214,620

Other comprehensive income
Defined benefit plan actuarial (loss)/gain	22(a)	(119,672)	124,015
Tax on other comprehensive income	10(b)	35,902	(37,204)

Other comprehensive income for the year, net of tax		(83,770)	86,811

Total comprehensive income for the year		11,779,956	14,301,431

The notes on pages 54 to 104 are an integral part of these financial statements.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      51.

Statement of Changes in Equity

for the year ended 30 June 2013

	Notes	Share capital N’000	Share premium N’000	Share based payment reserve N’000	Retained earnings N’000	Total equity N’000

Balance as at 1 July 2011		737,463	1,545,787	21,413	36,566,708	38,871,371

Comprehensive income for the year
Profit for the year		—	—	—	14,214,620	14,214,620
Total other comprehensive income		—	—	—	86,811	86,811

Total comprehensive income for the year		—	—	—	14,301,431	14,301,431

Transaction with owners, recorded directly in equity
Dividends to equity holders	20(b)	—	—	—	(14,749,255)	(14,749,255)
Share based payment charge	23	—	—	40,895	—	40,895
Unclaimed dividends written back	20(b)	—	—	—	147,072	147,072

Total transactions with owners		—	—	40,895	(14,602,183)	(14,561,288)

Balance at 30 June 2012		737,463	1,545,787	62,308	36,265,956	38,611,514

Comprehensive income for the year
Profit for the year		—	—	—	11,863,726	11,863,726
Total other comprehensive income		—	—	—	(83,770)	(83,770)

Total comprehensive income for the year		—	—	—	11,779,956	11,779,956

Transaction with owners, recorded directly in equity
Dividends to equity holders	20(b)	—	—	—	(11,799,404)	(11,799,404)
Shares issued during the year	20(b)	15,481	7,415,559	—	—	7,431,040
Unclaimed dividends written back	20(b)	—	—	—	59,731	59,731
Share based payment charge	23	—	—	76,558	—	76,558
Share based payment recharge		—	—	(120,284)	—	(120,284)

Total transactions with owners		15,481	7,415,559	(43,726)	(11,739,673)	(4,352,359)

Balance at 30 June 2013		752,944	8,961,346	18,582	36,306,239	46,039,111

The notes on pages 54 to 104 are an integral part of these financial statements.

52.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Statement of Cash Flows

for the year ended 30 June 2013

		2013	2012
	Notes	N’000	N’000

Cash flows from operating activities

Profit for the year		11,863,726	14,214,620
Adjustments for:
Depreciation and impairment loss	12(a)	10,122,393	7,529,560
Amortisation of intangible assets	13(a)	102,609	351,587
Share based payment charge	23	88,821	57,032
Finance income	7(a)	(201,185)	(580,822)
Finance costs	7(b)	3,806,649	2,093,463
Write-off of property, plant and equipment		957,100	176,599
Gain on disposal of property, plant and equipment		(24,158)	(126,282)
Charge/(write back) long service awards	22(b)	333,877	(310,419)
Gratuity charge	22(a)	217,737	300,880
Income tax expense	10(b)	5,145,149	6,168,538

		32,412,718	29,874,756

Changes in:
Non-current other receivables		(21,319)	57,568
Non-current prepayments		148,781	95,836
Inventories		793,660	(4,399,641)
Trade and other receivables		(5,640,597)	7,424,090
Prepayments		(196,861)	(143,443)
Trade and other payables		7,411,232	1,983,602

Cash generated from operating activities		34,907,614	34,892,768
Income tax paid	10(d)	(5,191,667)	(6,231,075)
Gratuity paid	22(a)	(372,052)	(433,470)
Long service awards paid	22(b)	(87,486)	(85,699)
Value added tax (VAT) paid		(4,958,272)	(4,600,334)

Net cash from operating activities		24,298,137	23,542,190

Cash flows from investing activities
Finance income		198,151	576,099
Liquidation of short term investment		—	774,000
Proceeds from sale of property, plant and equipment		50,386	310,380
Acquisition of property, plant and equipment		(14,330,438)	(16,121,952)

Net cash used in investing activities		(14,081,901)	(14,461,473)

Cash flows from financing activities
Repayment of loans and borrowings	21(b)	(2,536,571)	(1,153,485)
Finance costs	7(b)	(3,806,649)	(2,093,463)
Dividend paid	20(b)	(4,274,600)	(14,071,121)

Net cash used in financing activities		(10,617,820)	(17,318,069)
Net decrease in cash and cash equivalents		(401,584)	(8,237,352)
Cash and cash equivalents, beginning of the year		(156,762)	8,080,590

Cash and cash equivalents, end of the year	18	(558,346)	(156,762)

The notes on pages 54 to 104 are an integral part of these financial statements.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      53.

Notes to the Financial Statements

for the year ended 30 June 2013

54.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

1	Reporting entity

Guinness Nigeria Plc, a public Company quoted on the Nigerian Stock Exchange was incorporated on 29 April 1950, as a trading company importing Guinness Stout from Dublin. The Company has since transformed itself into a manufacturing operation and its principal activities continue to be brewing, packaging, marketing and selling of Guinness Foreign Extra Stout, Guinness Extra Smooth, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Smirnoff Ice, Satzenbrau Pilsner Lager, Dubic Lager, SNAPP and Top Malt.

2	Basis of preparation

(a)	Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). These are the Company’s first set of financial statements prepared in accordance with IFRS and IFRS 1 (First-time Adoption of International Financial Reporting Standards) has been applied.

An explanation of how the transition to IFRS has affected the reported financial position, financial performance and cash flows of the Company is provided in Note 31.

These financial statements were authorised for issue by the Board of Directors on 12 September 2013.

(b)	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following:

•	liabilities for share-based payment arrangements which are measured at fair value.

•	defined benefit obligation which are measured as the present value of the defined benefit obligation.

The methods used to measure fair values are discussed further in note 4.

(c)	Functional and presentation currency

These financial statements are presented in Naira, which is the Company’s functional currency. All financial information presented in Naira has been rounded to the nearest thousand unless stated otherwise.

(d)	Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

In particular, information about assumptions and estimation uncertainties and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements are described in the following notes:

Note 22	–	Measurement of defined benefit obligations
Note 23	–	Share based payments
Note 26	–	Financial risk management and financial instruments
Note 28	–	Contingencies

3	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these financial statements and in preparing the opening IFRS statement of financial position at 1st July 2011 for the purposes of the transition to IFRS, unless otherwise indicated.

(a)	Foreign currency transactions

Transactions denominated in foreign currencies are translated and recorded in Naira at the actual exchange rates as of the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated at the rates of exchange prevailing at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      55.

Notes to the Financial Statements

for the year ended 30 June 2013

for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the reporting period. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined.

Foreign currency differences arising on retranslation are recognised in profit or loss, except for qualifying cash flow hedges, which are recognised in other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(b)	Financial instruments

i.	Non-derivative financial assets

The Company initially recognises loans and receivables and deposits on the date that they are originated. All other financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognised as a separate asset or liability.

The Company has the following non-derivative financial assets:

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand; cash balances with banks and call deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of statement of cash flows.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses. Loans and receivables comprise trade and other receivables.

ii.	Non-derivative financial liabilities

All financial liabilities (including liabilities designated at fair value through profit or loss) are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Company has the following non-derivative financial liabilities: loans and borrowings, bank overdrafts, trade and other payables.

Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

iii.	Share capital

The Company has one class of shares, ordinary shares. Ordinary shares are classified as equity. When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

56.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(c)	Property, plant and equipment

i.	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. The cost of certain items of property, plant and equipment was determined by reference to the previous (Nigerian) GAAP revaluation on 2 January 1997 by Messrs Knight Frank (Nigeria) – Chartered Surveyors. The Company elected to apply the optional exemption to use the previous revaluation as deemed cost at 1st July 2011, the date of transition to IFRS.

Cost includes expenditure that is directly attributable to the acquisition of the asset. Property, plant and equipment under construction are disclosed as capital work-in-progress. The cost of self-constructed asset includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use including, where applicable, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

Purchased software that is integral to the functionality of the related equipment is capitalised as part of the equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognised in profit or loss.

ii.	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in profit or loss as incurred.

iii.	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term in which case the assets are depreciated over the useful life.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      57.

Notes to the Financial Statements

for the year ended 30 June 2013

The estimated useful lives for the current and comparative periods are as follows:

Leasehold land	–	Lease period
Industrial and other buildings	–	50 years
Plant and machinery	–	2 to 20 years
Furniture and equipment	–	3 to 5 years
Motor vehicles	–	4 years
Returnable packaging materials	–	5 years to 10 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

Capital work-in-progress is not depreciated. The attributable cost of each asset is transferred to the relevant asset category immediately the asset is available for use and depreciated accordingly.

(d)	Intangible assets

Intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses.

The Company’s intangible assets with finite useful life comprises computer software. Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific intangible asset to which it relates.

Amortisation is calculated over the cost of the asset, or other amount substituted for cost less its residual value. Amortisation is recognised in profit or loss on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful life for the current period is as follows:

Computer Software – SAP	–	11 years
Computer Software – Others	–	3 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate. During the year, the estimated useful life of computer software - SAP was re-assessed from five and a half (5.5) to eleven (11) years. The resultant reduction in amortisation charge for the current and future years is as analysed below:

	30-Jun-13	30-Jun-14	30-Jun-15	30-Jun-16
	N’000	N’000	N’000	N’000

Administrative expenses	267,731	267,731	267,731	267,731

(e)	Leases

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and the leased assets are not recognised in the Company’s statement of financial position.

Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

58.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

(f)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. The basis of costing is as follows:

Raw materials, non-returnable packaging materials and consumable engineering spares	–	purchase cost on a weighted average basis including transportation and applicable clearing charges.

Finished products and products-in-process	–	average cost of direct materials and labour plus the appropriate amount attributable to production overheads based on normal production capacity.

Inventory-in-transit	–	purchase cost incurred to date.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and selling expenses. Inventory values are adjusted for obsolete, slow-moving or defective items.

(g)	Impairment

i.	Non-derivative financial assets

A financial asset not carried at fair value through profit or loss, including an equity accounted investee, is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be reliably estimated.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      59.

Notes to the Financial Statements

for the year ended 30 June 2013

ii.	Non financial assets

The carrying amount of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit, or CGU”).

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(h)	Employee benefits

i.	Defined contribution plan

A defined contribution plan is a post-employment benefit plan (pension fund) under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

In line with the provisions of the Pension Reform Act 2004, the Company has instituted a defined contribution pension scheme for its management and non-management employees. Employee contributions to the scheme are funded through payroll deductions while the Company’s contribution is charged to profit or loss. The Company contributes 10% and 12% for management and non-management employees respectively while employees contribute 7.5% of their insurable earnings (basic, housing and transport allowance).

ii.	Gratuity

•	Defined benefit gratuity scheme

Lump sum benefits payable upon retirement or resignation of employment are fully accrued over the service lives of management and non-management staff under the scheme. Employees under the defined benefit scheme are those who had served a minimum of 5 years on or before 31 December 2008 when the scheme was terminated. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses and curtailment gains or losses arising from valuations are charged in full to other comprehensive income. The Company ensures that adequate arrangements are in place to meet its obligations under the scheme.

•	Defined contribution gratuity scheme

The Company has a defined contribution gratuity scheme for management and non-management staff which is funded. Under this scheme, a specified amount is contributed by the Company and charged as an employee benefit to profit or loss over the service life of the employees.

60.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

iii.	Other long-term employee benefits

The Company’s other long-term employee benefits represents Long Service Awards payable upon completion of certain years in service and accrued over the service lives of the employees. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains or losses and curtailment gains or losses arising from valuations are charged in full to profit or loss.

iv.	Termination benefits

Termination benefits are recognised as an expense when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognised as an expense if the Company has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting period, then they are discounted to their present value.

v.	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognised for the amount expected to be paid under short-term cash bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

vi.	Share-based payment transactions

The fair value of equity settled share options and share grants is initially measured at grant date based on the binomial or Monte Carlo models and is charged in profit or loss over the vesting period. For equity settled shares, the credit is included in retained earnings in equity whereas for cash settled share-based payments a liability is recognised in the statement of financial position, measured initially at the fair value of the liability.

For cash settled share options and share grants, the fair value of the liability is remeasured at the end of each reporting period until the liability is settled, and at the date of settlement, with any changes in the fair value recognised in profit or loss. Cancellations of share options are treated as an acceleration of the vesting period and any outstanding charge is recognised in operating profit immediately.

(i)	Provisions and contingent liabilities

Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

A provision for restructuring is recognised when the Company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.

Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company, or a present obligation that arises from past events but is not recognised because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation cannot be measured with sufficient reliability.

Contingent liabilities are only disclosed and not recognised as liabilities in the statement of financial position.

If the likelihood of an outflow of resources is remote, the possible obligation is neither a provision nor a contingent liability and no disclosure is made.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      61.

Notes to the Financial Statements

for the year ended 30 June 2013

(j)	Revenue

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of value added tax, excise duties, sales returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable and there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

(k)	Government grants

Government grants that compensate the Company for expenses incurred are recognised in profit or loss as a reduction to cost of sales in the periods in which the expenses are recognised if the Company will comply with the conditions attached to them and it is probable that the grants will be received from the government.

(l)	Finance income and finance costs

Finance income comprises interest income on funds invested (including available-for-sale financial assets), gains on the disposal of available-for-sale financial assets. Finance income is recognised as it accrues in profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions, interest expense on factoring of trade receivables and impairment losses recognised on financial assets except finance costs that are directly attributable to the acquisition, construction or production of a qualifying asset which are capitalised as part of the related assets, are recognised in profit or loss using the effective interest method.

Foreign currency gains and losses are reported on a net basis.

(m)	Income and deferred tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates statutorily enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in profit or loss account except to the extent that it relates to a transaction that is recognised directly in equity. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the amount will be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences:

i.	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss

ii.	differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future

iii.	temporary differences arising on the initial recognition of goodwill.

62.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

(n)	Earnings per share

The Company presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding, adjusted for own shares held, for the effects of all dilutive potential ordinary shares.

(o)	Segment reporting

An operating segment is a distinguishable component of the Company that earns revenue and incurs expenditure from providing related products or services (business segment), or providing products or services within a particular economic environment (geographical segment), and which is subject to risks and returns that are different from those of other segments.

The Company’s primary format for segment reporting is based on business segments. The business segments are determined by management based on the Company’s internal reporting structure.

All operating segments’ operating results are reviewed regularly by the Executive Committee, which is considered to be the chief operating decision maker for the Company to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Where applicable, Segment results that are reported include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

(p)	Statement of cash flows

The statement of cash flows is prepared using the indirect method. Changes in statement of financial position items that have not resulted in cash flows such as translation differences, fair value changes, equity-settled share-based payments and other non-cash items, have been eliminated for the purpose of preparing the statement. Dividends paid to ordinary shareholders are included in financing activities. Finance cost paid is also included in financing activities while finance income received is included in investing activities.

(q)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2013, and have not been applied in preparing these financial statements. Those which may be relevant to the Company are IFRS 13 Fair Value Measurement, IAS 19 Employee Benefits and IFRS 9 Financial Instruments, which is expected to impact the classification and measurement of financial assets. These standards will become mandatory for the Company’s 2014 and 2016 financial statements. The extent of the impact has not been determined and the Company does not plan to adopt these standards early.

4.	Determination of fair values

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

(a)	trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. For trade and other receivables with a remaining life of less than one year, the notional amount is deemed to reflect the fair value.

(b)	Share-based payment transactions

The fair value of the share based payment plan is measured at the grant date using the Monte Carlo model taking into account the terms and conditions of the plan.

(c)	Non-derivative financial instruments

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      63.

Notes to the Financial Statements

for the year ended 30 June 2013

		2013	2012
		N’000	N’000

5	Revenue
	Nigeria	119,585,317	115,811,609
	Export	2,878,221	650,273

		122,463,538	116,461,882

Nigeria is the Company’s primary geographical segment as over 95% of the Company’s sales are made in Nigeria. Additionally, all of the Company’s sales comprise of brewed products with similar risks and returns. Accordingly, no further business or geographical segment information is reported.

		2013	2012
		N’000	N’000

6	Other income
	Operating lease income	580,819	402,671
	Sale of by-product	210,528	219,300
	Gains on sale of property, plant and equipment	24,158	126,282

		815,505	748,253

		2013	2012
		N’000	N’000

7	Finance income and costs
(a)	Finance income comprises the following:
	Interest income on bank deposits	196,527	282,189
	Interest on treasury bills	—	23,185
	Other interest income	4,658	1,616
	Net gain on foreign exchange transactions	—	273,832

		201,185	580,822

(b)	Finance costs comprises the following:
	Finance expense on loans and borrowings	1,589,921	661,194
	Interest expense on overdraft	1,365,697	791,119
	Other interest expense	769,020	641,150
	Net loss on foreign exchange transactions	82,011	—

		3,806,649	2,093,463

64.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

		2013	2012
		N’000	N’000

8	Profit before taxation
(a)	Profit before taxation is stated after charging/(crediting):
	Depreciation of property, plant and equipment (Note (12(a))	9,995,054	7,529,560
	Impairment of property, plant and equipment (Note (12(a))	127,339	—
	Write-off of property plant and equipment	957,100	(176,599)
	Amortisation of intangible assets (Note (13(a))	102,609	351,587
	Auditors’ remuneration	31,575	29,236
	Personnel expenses (Note (9(a))	9,219,080	8,340,142
	Directors’ remuneration (Note (b))	184,382	280,263
	Gain on property, plant and equipment disposed (Note 6)	(24,158)	(126,282)
	Lease rental payments (Note 27)	3,870,250	3,384,923
	Royalty and technical service fees (Note 29)	2,639,972	2,373,419

(b)	Directors’ remuneration Remuneration, excluding certain benefits of directors of the Company, who discharged their duties mainly in Nigeria, is as follows:

		2013	2012
		N’000	N’000

	Fees paid to non executive directors	8,572	8,433
	Fees and remuneration paid to the chairman	22,476	19,182
	Remuneration paid to executive directors	153,334	252,648

		184,382	280,263

The remuneration (excluding pension contributions and certain benefits) of the highest paid director amounted to N89.2 million (2012: N118.5 million).

The table below shows the number of Directors of the Company (excluding the Chairman) whose remuneration excluding certain benefits, gratuity and pension contributions (in respect of services to the Company) fell within the bands shown below:

		2013	2012
		Number	Number

	N100,001 – N1,000,000	—	2
	N1,000,001 – N2,000,000	5	2
	N2,000,001 – N3,000,000	—	3
	N7,000,001 – N8,000,000	—	1
	N30,000,000 and above	2	2

		7	10

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      65.

Notes to the Financial Statements

for the year ended 30 June 2013

9.	Personnel expenses

(a)	Personnel expenses including the provision for gratuity liabilities and other long term employee benefits comprise:

	2013	2012
	N’000	N’000

Salaries, wages and allowances	7,730,644	7,600,884
Contributions to defined contribution plans	848,001	691,765
Expenses related to defined benefit plans (Note 22(a))	217,737	300,880
Share based payments expenses (Note 23)	88,821	57,032
Charge/(write-back) for other long term employee benefits (Note 22(b))	333,877	(310,419)

	9,219,080	8,340,142

(b)	The average number of persons employed as at 30 June are:

	2013	2012
	Number	Number

Operations and technical	769	814
Sales and distribution	477	419
Commercial	104	97
Corporate affairs and human resources	58	54
Marketing	25	22

	1,433	1,406

(c)	Number of employees of the Company as at 30 June, whose duties were wholly or mainly discharged in Nigeria, received annual remuneration (excluding pension contributions and certain benefits) in the following ranges:

	2013	2012
	Number	Number

N500,000 and below	19	2
N500,001 - N1,000,000	47	44
N1,000,001 - N1,500,000	89	100
N1,500,001 - N2,000,000	104	94
N2,000,001 - N2,500,000	54	24
N2,500,001 - N3,000,000	76	72
N3,000,001 - N3,500,000	237	211
N3,500,001 - N4,000,000	159	170
N4,000,001 - N4,500,000	100	141
N4,500,001 - N5,000,000	104	118
N5,000,001 - N5,500,000	73	88
N5,500,001 - N6,000,000	61	57
N6,000,001 - N6,500,000	53	51
N6,500,001 - N7,000,000	39	43
N7,000,001 - N7,500,000	33	28
N7,500,001 - N8,000,000	20	15
N8,000,001 - N8,500,000	15	19
N8,500,001 - N9,000,000	18	17
N9,000,001 - N9,500,000	15	22
N9,500,001 - N10,000,000	11	9
N10,000,001 and above	106	81

	1,433	1,406

66.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

10	Taxation

(a)	The tax charge for the year has been computed after adjusting for certain items of expenditure and income, which are not deductible or chargeable for tax purposes, and comprises:

			2013 N’000	2012 N’000

	Current tax expenses:
	Income tax		3,450,000	4,586,932
	Tertiary education tax		512,165	515,050
	Capital gains tax		993	—
	Prior year under charge		93,165	—

			4,056,323	5,101,982
	Deferred tax expense
	Origination and reversal of temporary differences		1,052,924	1,103,760

			5,109,247	6,205,742

(b)	The tax for the year is further analysed as follows
	Tax recognised in profit or loss		5,145,149	6,168,538
	Tax recognised in other comprehensive income		(35,902)	37,204

			5,109,247	6,205,742

(c)	Reconciliation of effective tax rate
	Profit before taxation		17,008,875	20,383,158

	Income tax using the statutory tax rate (30%)		5,102,663	6,114,947

	Adjusted for:
	Impact of tertiary education tax and capital gains tax		513,158	515,050
	Effect of tax incentives and exempted income		(765,293)	(724,126)
	Non-deductible expenses		201,456	100,812
	Adjustment for prior periods		93,165	161,855

	Total income tax expense in profit or loss		5,145,149	6,168,538

(d)	Movement in current tax liabilities

		2013	2012	1-Jul-11
		N’000	N’000	N’000

	Balance, beginning of the year	5,189,181	6,324,044	6,229,669
	Payments during the year	(5,191,667)	(6,231,075)	(6,219,973)
	Charge for the year	4,056,323	5,101,982	6,322,178
	Withholding tax credit notes utilised	(3,481)	(5,770)	(7,830)

	Balance, end of the year	4,050,356	5,189,181	6,324,044

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      67.

Notes to the Financial Statements

for the year ended 30 June 2013

11.	Earnings and declared dividend per share

(a)	Basic and diluted earnings per share

Basic earnings per share of 793 kobo (2012: 964 kobo) is based on the profit attributable to ordinary shareholders of N11,863,726,000 (2012: N14,214,620,000) and on the 1,495,567,298 ordinary shares of 50 kobo each, being the weighted average number of ordinary shares in issue during the year (2012: 1,474,925,519) calculated as follows:

	2013	2012
Weighted average number of ordinary shares
Issued ordinary shares at 1 July	1,474,925,519	1,474,925,519
Effect of ordinary shares issued in November 2012	20,641,779	—

Weighted average number of ordinary shares during the year	1,495,567,298	1,474,925,519

There were no potential dilutive ordinary shares during the year, consequently, basic earnings per share equals diluted earnings per share.

(b)	Declared dividend per share

Dividend declared per share of 800 kobo (2012: 1,000 kobo) is based on total declared dividend of N11,799,404,152 (2012: N14,749,255,190) on 1,474,925,519 ordinary shares of 50 kobo each, being the ordinary shares in issue at the date the dividend was declared (2012: 1,474,925,519).

68.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

12	Plant, property and equipment

(a)	The movement on these accounts during the year was as follows:

	Leasehold land N’000	Buildings N’000	Plant and machinery N’000	Furniture and equipment N’000	Motor vehicles N’000	Returnable packaging materials N’000	Capital work- in-progress N’000	Total N’000

Cost
Balance as at 1 July 2011	636,291	8,160,345	43,505,312	2,406,809	4,978,709	19,425,574	13,837,964	92,951,004
Additions	—	5,718	389,943	45,283	22,103	2,561,250	22,890,455	25,914,752
Transfers	—	5,970,807	21,720,959	318,707	1,115,293	—	(29,125,766)	—
Reclassification (Note 13(a))	—	—	—	(3,555)	—	—	—	(3,555)
Write-offs	—	(19,413)	(2,275,855)	(1,543,025)	(707,654)	—	—	(4,545,947)
Disposals	—	—	(222,712)	(2,023)	(389,760)	—	—	(614,495)

At 30 June 2012	636,291	14,117,457	63,117,647	1,222,196	5,018,691	21,986,824	7,602,653	113,701,759

At 1 July 2012	636,291	14,117,457	63,117,647	1,222,196	5,018,691	21,986,824	7,602,653	113,701,759
Additions	—	—	378,296	11,948	1,511,874	4,551,395	16,472,797	22,926,310
Transfers	—	5,037,557	10,797,685	215,950	—	—	(16,052,780)	(1,588)
Write-offs	—	(13,891)	(297,684)	(31,722)	(550,770)	(1,747,621)	—	(2,641,688)
Disposals		—	(27,702)	—	(133,470)	(280,754)	—	(441,926)

At 30 June 2013	636,291	19,141,123	73,968,242	1,418,372	5,846,325	24,509,844	8,022,670	133,542,867

Depreciation
Balance as at 1 July 2011	56,913	1,351,977	19,240,533	1,980,464	3,293,736	8,757,926	—	34,681,549
Charge for the year	12,726	238,943	4,283,104	246,330	848,804	1,942,090	—	7,571,997
Reclassification (Note 13(a))	—	—	—	(3,456)	—	—	—	(3,456)
Write-offs	—	(16,121)	(2,105,109)	(1,540,464)	(707,654)	—	—	(4,369,348)
Disposals	—	—	(96,582)	(578)	(375,674)	—	—	(472,834)

At 30 June 2012	69,639	1,574,799	21,321,946	682,296	3,059,212	10,700,016	—	37,407,908

At 1 July 2012	69,639	1,574,799	21,321,946	682,296	3,059,212	10,700,016	—	37,407,908
Charge for the year	12,726	321,029	5,406,480	267,026	997,550	2,990,243	—	9,995,054
Impairment charge (Note 12(a))	—	—	127,339	—	—	—	—	127,339
Write-offs	—	(3,515)	(234,324)	(22,548)	(550,619)	(873,582)	—	(1,684,588)
Disposals	—	—	(23,232)	—	(111,761)	(280,705)	—	(415,698)

At 30 June 2013	82,365	1,892,313	26,598,209	926,774	3,394,382	12,535,972	—	45,430,015

Carrying amount
At 1 July 2011	579,378	6,808,368	24,264,779	426,345	1,684,973	10,667,648	13,837,964	58,269,455

At 30 June 2012	566,652	12,542,658	41,795,701	539,900	1,959,479	11,286,808	7,602,653	76,293,851

At 1 July 2012	566,652	12,542,658	41,795,701	539,900	1,959,479	11,286,808	7,602,653	76,293,851

At 30 June 2013	553,926	17,248,810	47,370,033	491,598	2,451,943	11,973,872	8,022,670	88,112,582

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      69.

Notes to the Financial Statements

for the year ended 30 June 2013

(b)	The impairment loss for the year relates to plant and machinery that are no longer useful for their intended purposes. The impairment loss is included in cost of sales.

(c)	Included in property, plant and equipment are assets purchased under finance lease arrangements as follows:

	Motor vehicles N’000	Plant and machinery N’000	Total N’000

Cost	2,665,356	13,555,070	16,220,426
Accumulated depreciation	(1,431,378)	(3,266,953)	(4,698,331)

Net Book Value at 30 June 2013	1,233,978	10,288,117	11,522,095

The leased assets secures the finance lease obligations (Note 21(d)).

(d)	Included in property, plant and equipment are plant and machinery and motor vehicles, which the Company has leased out to third parties under operating lease arrangements. The cost of these assets was N2,650 million (2012: N3,061 million) with corresponding accumulated depreciation charges of N1,841 million (2012: N1,863 million). Income from these operating lease arrangements during the year was N581 million (2012: N403 million).

(e)	Capital work-in-progress

Additions to capital work in progress during the year is analysed as follows:

	2013 N’000	2012 N’000

Plant and machinery	13,541,200	17,601,079
Land and buildings	2,931,597	4,179,431
Motor vehicles	—	1,109,945

	16,472,797	22,890,455

During the year, the borrowing costs amounting to N469.13 million relating to the acquisition plant and machinery, was capitalised with a capitalisation rate of 100%.

(f)	Included in property, plant and equipment are assets purchased during the year amounting to N3,228 million that had not been paid for, which are included in creditors and accruals (2012: N2,737 million).

(g)	Capital expenditure commitments at the year end authorised by the Board of Directors comprise:

	2013 N’000	2012 N’000	1 Jul 2011 N’000

Contracted	3,518,881	3,083,150	2,747,562
Not contracted	11,313,467	22,291,061	7,850,432

	14,832,348	25,374,211	10,597,994

70.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

13	Intangible assets

(a)	The movement on this account during the year was as follows:

Computer Software N’000

Cost
Balance at 1 July 2011	2,624,211
Write-offs	(540,231)
Reclassification (Note 12(a))	3,555

Balance at 30 June 2012	2,087,535

Balance at 1 July 2012	2,087,535
Transfers	1,588

Balance at 30 June 2013	2,089,123

Amortisation
Balance at 1 July 2011	1,592,931
Charge for the year	351,587
Write-offs	(540,231)
Reclassification (Note 12(a))	3,456

Balance at 30 June 2012	1,407,743

Balance at 1 July 2012	1,407,743
Charge for the year	102,609

Balance at 30 June 2013	1,510,352

Carrying amount
At 1 July 2011	1,031,280

At 30 June 2012	679,792

At 1 July 2012	679,792

At 30 June 2013	578,771

(b)	The amortisation charge of all intangible assets is included in administrative expenses.

14	Other receivables

Non-current other receivables represent the long term portion of loans granted to employees of the Company. No interest is charged on these loans.

The loans are secured by the employees’ retirement benefits. The current portion of other receivables is included in trade and other receivables reported in current assets.

15	Prepayments

(a)	Non current prepayments mainly represent the long-term portion of rental expenses prepaid by the Company.

(b)	Current prepayments comprise:

	2013 N’000	2012 N’000	1-Jul-11 N’000

Prepaid rent	355,813	442,853	463,348
Prepaid advertising expense	132,829	503,730	—
Other prepaid expenses	1,021,887	367,085	706,877

	1,510,529	1,313,668	1,170,225

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      71.

Notes to the Financial Statements

for the year ended 30 June 2013

		2013 N’000	2012 N’000	1-Jul-2011 N’000

16	Inventories
	Finished products	2,166,660	2,667,228	1,554,751
	Products in process	1,124,622	810,704	815,689
	Raw and packaging materials	5,805,227	6,457,836	5,204,785
	Engineering spares	1,148,031	1,238,149	909,304
	Inventory in transit	2,155,562	2,019,845	309,592

		12,400,102	13,193,762	8,794,121

The value of raw and packaging materials, engineering spares, changes in finished products and products in process recognised in cost of sales during the year amounted to N43.62 billion (2012: N39.18 billion).

During the year, write-down of inventory to net realisable value amounted to N235.22 million (2012: N51.25 million). This write-down is included in cost of sales.

17	Trade and other receivables

	2013 N’000	2012 N’000	1-Jul-2011 N’000

Trade receivables	9,066,066	4,471,619	11,032,758
Other receivables	5,141,773	4,793,483	5,094,668
Due from related parties (Note 29)	930,910	233,497	836,346

	15,138,749	9,498,599	16,963,772

Included in other receivables is an amount of N9.2 million (2012: N6.2 million; 1 July 2011 N1.4 million) which represents finance income receivable. The Company’s exposure to credit risks and impairment losses related to trade and other receivables is disclosed in Note 26.

18.	Cash and cash equivalents

	2013 N’000	2012 N’000	1-Jul-11 N’000

Bank balances	1,507,947	3,028,744	3,558,019
Short-term deposits	1,681,292	1,743,410	4,522,571

Cash and cash equivalents	3,189,239	4,772,154	8,080,590
Bank overdrafts	(3,747,585)	(4,928,916)	—

Cash and cash equivalents in the statement of cash flows	(558,346)	(156,762)	8,080,590

Included in cash and cash equivalents are unclaimed dividends amounting to N1,652 million (2012: N1,714 million) held in a separate bank account in accordance with guidelines issued by the Securities and Exchange Commission. This amount is restricted from use by the Company.

The Company’s exposure to interest rate risk and sensitivity analysis for financial assets and liabilities is disclosed in Note 26.

72.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

19.	Share capital

(a)	Authorised ordinary shares of 50k each in thousands of shares

	2013	2012

Balance, beginning of the year	2,500,000	2,500,000

Balance, end of the year	2,500,000	2,500,000

(b)	Issued and fully paid-up ordinary shares of 50k each in thousands of shares

	2013	2012

Balance, beginning of the year	1,474,926	1,474,926
Issued during the year	30,963	—

Balance, end of the year	1,505,889	1,474,926

During the year, thirty-one (31) million ordinary shares were issued to existing shareholders in respect of scrip dividends declared at the annual general meeting of shareholders at a price of N240 per share. The total value of shares issued amounted to N15.5 million with an amount of N7,416 million recognised as share premium.

All shares rank equally with regard to the Company’s residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

20.	Dividends

(a)	Declared dividends

The following dividends were declared and paid by the Company during the year:

	2013 N’000	2012 N’000

800k per qualifying ordinary share (2012: 1,000k)	11,799,404	14,749,255

After the respective reporting dates, the following dividends were proposed by the Directors. The dividends have not been provided for and there are no income tax consequences.

	2013 N’000	2012 N’000

700k per qualifying ordinary share (2012: 800k)	10,541,217	11,799,404

(b)	Dividend payable

	2013 N’000	2012 N’000	1-Jul-11 N’000

Balance, beginning of the year	4,452,710	3,921,648	4,952,635
Declared dividend	11,799,404	14,749,255	12,168,136
Unclaimed dividend transferred to retained earnings	(59,731)	(147,072)	—
Scrip dividends issued during the year	(7,431,040)	—	—
Payments during the year	(4,274,600)	(14,071,121)	(13,199,123)

Balance, end of the year	4,486,743	4,452,710	3,921,648

(c)	As at 30 June 2013, N2.84 billion (2012: N2.74 billion; 1 July 2011: N2.05 billion) of the total dividend payable is held with the Company’s registrar, Veritas Registrars Limited. The remaining dividend payable of N1.65 billion (2012: N1.71 billion; 1 July 2011: N1.87 billion) represents unclaimed dividends, which have been returned to the Company by the Registrar and are held in separate interest yielding bank accounts.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      73.

Notes to the Financial Statements

for the year ended 30 June 2013

21	Loans and borrowings

This note provides information about the contractual terms of the Company’s interest-bearing loans and borrowings, which are measured at amortised cost. For more information about the Company’s exposure to interest rate, foreign currency and liquidity risks, see Note 26.

(a)	Loans and borrowings comprise:

	2013 N’000	2012 N’000	1-Jul-11 N’000

Non-current liabilities
Finance lease liabilities	8,796,183	8,513,058	1,332,933

Current liabilities
Loan from related party (Note (i))	5,380,758	—	—
Finance lease liabilities	3,176,301	3,272,478	671,283

	8,557,059	3,272,478	671,283

	17,353,242	11,785,536	2,004,216

(i)	During the year, the Company entered into a loan agreement with Diageo Finance Plc., (a subsidiary of Diageo Plc.) to fund capital expenditure. The loan has a maximum limit of N10 billion with a maximum tenor of five (5) years. Interest is computed at average 90 days NIBOR (+1.5%). The interest rate on the loan during the year ranged between 13% and 15%. The loan agreement indicates that the loan is repayable on demand and consequently, are classified as having short term maturity. The loan is unsecured.

(b)	Movement in loans and borrowings

	2013 N’000	2012 N’000

Balance, beginning of the year	11,785,536	2,004,216
Loans and borrowing obtained during the year	8,104,277	10,934,805
Repayment made during the year	(2,536,571)	(1,153,485)

Balance, end of the year	17,353,242	11,785,536

(c)	Terms and repayment schedule

Terms and conditions of the outstanding loans and borrowings were as follows:

	Nominal interest rate	Year of maturity	Carrying amount 2013 N’000	Face value 2013 N’000	Carrying amount 2012 N’000	Face value 2012 N’000	Carrying amount 1-Jul-11 N’000	Face value 1-Jul-11 N’000

Related party loan	NIBOR +1.5%	2018	5,380,758	5,380,758	—	—	—	—
Finance lease liabilities	11-15%	2013-2018	11,972,484	15,383,460	11,785,536	15,718,349	2,004,216	2,297,612

			17,353,242	20,764,218	11,785,536	15,718,349	2,004,216	2,297,612

74.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

(d)	Finance lease liabilities

Finance lease liabilities are payable as follows:

	Present			Present			Present
	value of		Future	value of		Future	value of		Future
	minimum		minimum	minimum		minimum	minimum		minimum
	lease		lease	lease		lease	lease		lease
	payments	Interest	payments	payments	Interest	payments	payments	Interest	payments
	2013	2013	2013	2012	2012	2012	1-Jul-11	1-Jul-11	1-Jul-11
	N’000	N’000	N’000	N’000	N’000	N’000	N’000	N’000	N’000

Less than one year	3,176,301	1,561,265	4,737,566	3,272,478	1,523,183	4,795,661	671,283	156,080	827,363
Between 1-2 years	3,045,956	1,105,580	4,151,536	2,490,165	1,157,257	3,647,422	648,259	95,683	743,942
Between 2-3 years	4,710,417	647,640	5,358,057	2,285,397	802,083	3,087,480	563,259	36,181	599,440
Between 3-4 years	678,986	82,430	761,416	3,737,496	450,290	4,187,786	121,415	5,452	126,867
More than 4 years	360,824	14,061	374,885	—	—	—	—	—	—

	11,972,484	3,410,976	15,383,460	11,785,536	3,932,813	15,718,349	2,004,216	293,396	2,297,612

The finance lease liabilities are secured by legal ownership of the leased assets (Note 12(c)).

		2013 N’000	2012 N’000	1-Jul-11 N’000

22	Employee benefits
	Present value of gratuity obligations (Note (a))	2,079,061	2,113,704	2,370,309
	Present value of long service awards benefit obligation (Note (b))	915,496	669,105	1,065,223

		2,994,557	2,782,809	3,435,532

(a).	Movement in the present value of defined benefit obligations:

	2013 N’000	2012 N’000	1-Jul-11 N’000

Balance, beginning of the year	2,113,704	2,370,309	3,268,919
Benefits paid by the plan	(372,052)	(433,470)	(521,089)
Interest expense on obligation	217,737	300,880	250,569
Actuarial losses/(gains) in other comprehensive income	119,672	(124,015)	(628,090)

Balance, end of the year	2,079,061	2,113,704	2,370,309

Defined benefit expenses recognised in the income statement for defined benefit obligation:

	2013 N’000	2012 N’000

Current service costs (Note (i))	—	—
Interest on obligations	217,737	300,880

	217,737	300,880

(i)	The defined benefit gratuity obligation was discontinued and frozen with effect from 31 December 2008. Consequently, there are no current service costs.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      75.

Notes to the Financial Statements

for the year ended 30 June 2013

(b)	Movements in the present value of the long service awards benefit plan during the year was as follows:

	2013 N’000	2012 N’000	1-Jul-11 N’000

Balance, beginning of the year	669,105	1,065,223	625,700
Charge for the year	333,877	(310,419)	510,129
Benefits paid by the plan	(87,486)	(85,699)	(70,606)

Balance, end of the year	915,496	669,105	1,065,223

Defined benefit expense recognised in the income statement for long service award benefit obligation:

	2013 N’000	2012 N’000

Current service cost	205,052	115,530
Actuarial losses/(gains)	27,285	(555,816)
Interest on obligation	101,540	129,867

	333,877	(310,419)

(c)	Movement in the defined contribution gratuity plan during the year was as follows:

	2013 N’000	2012 N’000	1-Jul-11 N’000

Balance, beginning of the year	—	—	—
Charge for the year	382,973	244,165	176,786
Payments	(382,973)	(244,165)	(176,786)

Balance, end of the year	—	—	—

76.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

(d)	Pension payable

The balance on the pension payable account represents the amount due to the Pension Fund Administrators which is yet to be remitted at the year end. The movement on this account during the year was as follows:

	2013 N’000	2012 N’000	2011 N’000

Balance, beginning of the year	136	3,418	20,165
Charge for the year	897,696	791,071	637,280
Payments during the year	(897,645)	(794,353)	(654,027)

Balance, end of the year	187	136	3,418

Pension payable is recognised as part of trade and other payables.

(e)	The employee benefits related expenses are recognised in the following line items in the income statement:

	Cost of sales		Administrative expenses		Total
	2013	2012	2013	2012	2013	2012
	N’000	N’000	N’000	N’000	N’000	N’000

Defined benefit obligation expenses	189,323	263,858	28,414	37,022	217,737	300,880
Pension expenses	780,551	693,734	117,145	97,337	897,696	791,071
Defined contribution plan	332,997	214,122	49,976	260,079	382,973	474,201
Long service award expenses/(write back)	290,308	(272,224)	43,569	(38,195)	333,877	(310,419)

	1,593,179	899,490	239,104	356,243	1,832,283	1,255,733

(f)	Actuarial gains or losses are recognised in other comprehensive income

	2013 N’000	2012 N’000

Amount accumulated in retained earnings, beginning of the year	(417,802)	(504,613)
(Losses)/gains recognised during the year	(119,672)	124,015
Tax credit/(charge)	35,902	(37,204)

Amount accumulated in retained earnings, end of the year	(501,572)	(417,802)

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      77.

Notes to the Financial Statements

for the year ended 30 June 2013

(g)	Actuarial assumptions

Principal actuarial assumptions at the reporting date (expressed as weighted averages):

	2013	2012

Long term average discount rate (p.a.)	14%	13%
Notional interest rate on accrued gratuity (p.a.)	5%	5%
Average pay increase (p.a.)	12%	12%
Average rate of inflation (p.a.)	10%	10%
Average length of service for current employees (years)	8.23	9.00

These assumptions depict management’s estimate of the likely future experience of the Company.

Due to unavailability of published reliable demographic data in Nigeria, the demographic assumptions regarding future mortality are based on the rates published jointly by the Institute and Faculty of Actuaries in the United Kingdom (UK) as follows:

Mortality in service	2013	2012

Sample age	Number of deaths in year out of 10,000 lives
25	7	11
30	7	12
35	9	13
40	14	19
45	26	33

Withdrawal from service
	Rate	Rate
Age band
1 - 30	10.0%	10.0%
31 - 39	7.5%	7.5%
40 - 44	5.0%	5.0%
45 - 50	3.5%	3.5%
51 - 55	2.5%	2.5%

(h).	Sensitivity analysis

Below is the sensitivity analysis of the principal actuarial assumptions adopted in determining the employee benefit liabilities:

		Gratuity N’000	Long service awards N’000	Net periodic benefit cost N’000

Discount rate	-1%	80,646	48,410	(4,410)
	+1%	(74,840)	(44,256)	3,183
Salary increase rate	-1%	—	(40,707)	(11,358)
	+1%	—	43,826	12,318
Inflation rate	-1%	—	(40,707)	(11,358)
	+1%	—	43,826	12,318
Mortality improvement	-10%	(4,068)	(1,492)	(930)
	+10%	4,079	1,496	931

(i)	Historical information

	2013 N’000	2012 N’000	1-Jul-11 N’000

Present value of defined benefit obligation	2,079,061	2,113,704	2,370,309

Experience adjustments arising on plan liabilities	(60,429)	(78,235)	(106,345)

(j)	The Company expects N583.37 million in benefits to be paid in respect of its defined benefit obligation in 2014.

78.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

23	Share-based payments

(a)	Diageo Plc, has a number of executive share option and executive share award plans for Directors and key management staff including Directors and employees of Guinness Nigeria Plc. A recharge arrangement exists between Diageo Plc and Guinness Nigeria Plc whereby shares awards/share options delivered to employees by Diageo Plc are recharged to Guinness Nigeria Plc. The recharge transaction is recognised as an intercompany liability with a corresponding adjustment in the share-based payment reserve for the capital contribution recognised in respect of the share-based payment.

Below are the principal plans:

Executive share option plans

•	Diageo executive long term incentive plan (DELTIP)

Awards made to executives under the plan are in the form of shares and share options at the market value at the time of grant. Executives are given the opportunity to elect to have their awards in the form of share options or shares or a combination of both. Share awards vest/are released on the third anniversary of the grant date. Share options granted under this scheme may normally be exercised between three and ten years after the grant date. There are no performance conditions to be satisfied.

•	Diageo executive share option plan (DSOP)

This plan grants options to executives at the market value at the time of grant. Options granted under this scheme may normally be exercised between three and ten years after the date granted.

Executive share award plans

•	Performance share plan (PSP)

Under the PSP, share awards can take a number of different forms. No payment is made for awards. Participants are granted conditional rights to receive shares. Awards normally vest after a three year period – the ‘performance cycle’ (subject to achievement of performance tests).

Dividends are accrued on awards and are paid (either in the form of dividends or shares) to participants to the extent that the awards actually vest at the end of the performance cycle.

•	Discretionary incentive plan (DIP)

Awards over shares are granted under the plan, normally in the form of conditional rights to receive shares. No payment is made for awards. Awards vest over a three to five-year period with performance criteria varying by employee.

(b)	Share appreciation rights (SARs)

The Company has a share appreciation rights scheme for senior management and employees under which employees are granted the right to receive, at the date the rights are exercised, cash equal to the appreciation in the Company’s share price since the grant date. All of the rights vest 3 years after the grant date. The rights have a contractual life of 10 years.

The fair value of the SARs at grant date is determined using the Monte Carlo formula. The fair value of the liability classified as an employee benefit liability, is remeasured at the end of each reporting period and at settlement date.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      79.

Notes to the Financial Statements

for the year ended 30 June 2013

Terms and conditions of share option programmes and SARs

The terms and conditions relating to the grants of the share option programme and share appreciation rights are as follows; all options are to be settled either by physical delivery of shares or in cash, while SARs are settled in cash:

Employees entitled/grant date	Number of instruments

Executive share option plans
DELTIP
Options granted to key management on 20 September 2010	30,113
Options granted to key management on 22 September 2011	57,126
Options granted to key management on 8 March 2012	6,958
Options granted to key management on 20 September 2012	74,848
Options granted to key management on 7 March 2013	5,300

DSOP
Options granted to key management on 17 September 2009	40,922

Executive share award plans
PSP
Awards granted to key management on 17 September 2009	8,084
Awards granted to key management on 20 September 2010	8,240
Awards granted to key management on 22 September 2011	7,698
Awards granted to key management on 20 September 2012	5,172

DIP
Awards granted to key management on 10 March 2009	23,777
Awards granted to key management on 17 September 2009	3,151
Awards granted to key management on 8 March 2012	21,626

293,015

SARs granted to employees on 1 December 2006	556,624
SARs granted to employees on 1 December 2007	512,982

1,069,606

The calculation of the fair value of each option and share award used the binomial and monte carlo option pricing models and the following weighted average assumptions:

	2013	2012	1-Jul-11

Risk free interest rate
Executive share option plans	0.8%	1.3%	2.0%
Executive share award plans	0.3%	0.8%	1.3%
SARs	15.92%	15.92%	15.92%

Expected life of the options
Executive share option plans	60 months	60 months	60 months
Executive share award plans	36 months	36 months	36 months
SARs	120 months	120 months	120 months

Expected volatility
Executive share option plans	15%	15%	23%
Executive share award plans	—	—	—
SARs	28.10%	28.10%	28.10%

Dividend yield
Executive share option plans	2.7%	3.3%	3.3%
Executive share award plans	2.7%	3.3%	3.3%
SARs	4.35%	4.35%	4.35%

Weighted average exercise price
Executive share option plans (£)	1,725p	1,257p	1,087p
Executive share award plans (£)	—	—	—
SARs (N)	224	232	241

Weighted average share price
Executive share option plans	1,745p	1,226p	1,098p
Executive share award plans	1,760p	1,253p	1,214p

80.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

The number and weighted average exercise prices of share options/awards is as follows:

	Number of options 2013	Weighted average exercise price (£) 2013	Number of options 2012	Weighted average exercise price (£) 2012

Outstanding at 1 July	213,178	7.67	153,327	7.61
Granted during the year	95,913	7.01	96,438	5.56
Vested during the year	(5,460)	7.59	(300)	6.27
Forfeited	(34,518)	8.30	(36,287)	6.43
Expired/transferred	(4,266)	7.23	—	—

Outstanding at 30 June	264,847	7.12	213,178	7.67

Exercisable at 30 June	202,131	7.12	198,846	7.67

The options outstanding at 30 June 2013 have an exercise price in the range of £6.00 to £19.99 and a weighted average contractual life of 80 months (2012: 78 months).

Employee expenses

	2013 N’000	2012 N’000

Equity-settled share based payment transactions
Executive share option plans	73,322	36,341
Executive share award plans	3,236	4,554

	76,558	40,895

Cash-settled share based payment transactions
Expense arising from SARS	—	—
Effect of changes in the fair value of SARs	12,263	16,137

	12,263	16,137

Total expense recognised as employee costs	88,821	57,032

Total carrying amount of liabilities for cash settled share based payments	59,029	66,941

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      81.

Notes to the Financial Statements

for the year ended 30 June 2013

24.	Deferred tax liabilities

(a)	Recognised deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2013	2012	2013	2012	2013	2012
	N’000	N’000	N’000	N’000	N’000	N’000

Property, plant and equipment	—	—	(14,846,596)	(12,478,133)	(14,846,596)	(12,478,133)
Employee benefits	921,803	851,617	—	—	921,803	851,617
Intangible assets	—	—	(173,633)	(203,939)	(173,633)	(203,939)
Unrealised exchange losses	175,552	35,073	—	—	175,552	35,073
Inventories	1,721,766	1,055,780	—	—	1,721,766	1,055,780
Other items	245,435	(163,147)	—	—	245,435	(163,147)

	3,064,556	1,779,323	(15,020,229)	(12,682,072)	(11,955,673)	(10,902,749)

(b)	Movement in temporary differences during the year

	Balance 1 July 2011	Recognised in profit or loss	Recognised in other comprehensive income	Balance 30 June 2012	Recognised in profit or loss	Recognised in other comprehensive income	Balance 30 June 2013

Property, plant and equipment	(11,425,423)	(1,052,710)	—	(12,478,133)	(2,368,463)	—	(14,846,596)
Employee benefits	1,030,324	(141,503)	(37,204)	851,617	34,284	35,902	921,803
Intangible assets	(309,385)	105,446	—	(203,939)	30,306	—	(173,633)
Unrealised exchange losses	148,911	(113,838)	—	35,073	140,479	—	175,552
Inventories	857,573	198,207	—	1,055,780	665,986	—	1,721,766
Other items	(100,989)	(62,158)	—	(163,147)	408,582	—	245,435

	(9,798,989)	(1,066,556)	(37,204)	(10,902,749)	(1,088,826)	35,902	(11,955,673)

There are no unrecognised deferred tax assets and liabilities in the current and preceding year.

25.	Trade and other payables

	2013	2012	1-Jul-11
	N’000	N’000	N’000

Trade payables	20,899,579	18,489,324	17,963,542
Other payables and accrued expenses	6,250,852	6,399,991	6,776,302
Amount due to related parties (Note 29)	3,282,923	2,466,937	6,359,008

	30,433,354	27,356,252	31,098,852

The Company’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 26.

82.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

26.	Financial risk management and financial instruments

The Company has exposure to the following risks from its use of financial instruments:

•	Credit risk

•	Liquidity risk

•	Market risk

•	Interest rate risk

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout these financial statements.

Risk management framework

The Board of Directors has established a risk management committee which is responsible for developing and monitoring the Company’s risk management policies which are established to identify and analyse the risks faced by the Company, to set appropriate risk limit and controls, and monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Company’s Audit Committee oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Company. The Company’s Audit Committee is assisted in its oversight role by internal Audit, Risk Management Committee (RMC), Global Audit and Risk team (GAR), Global Governance and control team. Internal Audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers and other related parties.

Trade and other receivables

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The demographics of the Company’s customer base, including the default risk of the industry and customers’ operating environment, has less of an influence on credit risk.

The Company has established a credit policy under which each new customer is analysed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. Credit limit are established for each customers, which represents the maximum open amount. These limits are reviewed periodically.

In monitoring customers credit risk, customers are classified according to their credit characteristics, including whether they are an individual, corporate and wholesale, geographic location, maturity and existence of previous difficulties.

The Company establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main component of this allowance are a specific loss component that relates to individually significant exposures. The collective loss allowance is determined based on historical date of payment statistics for similar financial assets.

The maximum exposure to credit risk for trade and other receivables and related impairment losses at the reporting date was:

	2013	2012	1-Jul-11
	N’000	N’000	N’000

Trade receivables	9,643,927	4,979,435	11,267,338
Impairment	(577,861)	(507,816)	(234,580)

	9,066,066	4,471,619	11,032,758

Other receivables	5,461,685	4,812,105	5,136,297
Impairment	(319,912)	(18,622)	(41,629)

	5,141,773	4,793,483	5,094,668

Other receivables (non-current)	31,611	10,292	27,824
Due from related parties	930,910	233,497	836,346

	15,170,360	9,508,891	16,991,596

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      83.

Notes to the Financial Statements

for the year ended 30 June 2013

Impairment losses

The aging of trade and other receivables and related impairment allowances for the Company at the reporting date was:

	Gross	Impairment	Gross	Impairment	Gross	Impairment
	2013	2013	2012	2012	1-Jul-11	1-Jul-11
	N’000	N’000	N’000	N’000	N’000	N’000

Not past due	7,119,513	—	4,143,834	—	10,644,807	—
Past due 1 - 30 days	1,680,938	—	20,922	—	14,201	—
Past due 31-60 days	211,316	—	313,839	—	21,301	—
Past due 61 - 180 days	110,650	(15,219)	130,947	(107,504)	96,657	—
Past due by greater than 180 days	6,945,716	(882,554)	5,425,787	(418,934)	6,490,839	(276,209)

	16,068,133	(897,773)	10,035,329	(526,438)	17,267,805	(276,209)

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2013	2012
	N’000	N’000

Balance, beginning of the year	(526,438)	(276,209)
Impairment loss recognised	(371,335)	(250,229)

Balance, end of the year	(897,773)	(526,438)

The impairment loss as at 30 June 2013 relates to several customers that are not expected to be able to pay their outstanding balances, mainly due to economic circumstances. The Company believes that the unimpaired amounts past due are still collectible, based on historic payment behaviour and extensive analyses of the underlying customers’ credit ratings. The impairment loss is included in administrative expenses.

Based on historic default rates, the Company believes that, apart from the above, no additional impairment allowance is necessary in respect of trade receivables past due. As at the date of these financial statements, over 90 percent of the trade receivable balance, have been collected.

Cash and cash equivalents

The Company held cash and cash equivalents of N3.19 billion as at 30 June 2013 (2012: N4.77 billion; 1 July 2011: N8.08 billion), which represents its maximum credit exposure on these assets.

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(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The Company has a clear focus on ensuring sufficient access to capital to finance growth and to refinance maturing debt obligations. As part of the liquidity management process, the Company has various credit arrangements with some banks and related parties which can be utilised to meet its liquidity requirements.

The credit terms with customers and payment terms to its vendors are favorable to the Company in order to help provide sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations. This excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

In addition, the Company has overdraft facilities with its banks to enable it manage its liquidity risks. At year end, the Company had overdraft facilities amounting to N39.5 billion (2012: N39.5 billion; 1 July 2011: Nil)

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements.

	Carrying	Contractual	6 months	6-12	1-2 years	2-5 years
	amount	cash flows	or less	months
	N’000	N’000	N’000	N’000	N’000	N’000

Non-derivative financial liabilities

30 June 2013
Finance lease liabilities	11,972,484	15,383,460	2,362,075	2,375,491	4,151,536	6,494,358
Unsecured intercompany loan	5,380,758	5,380,758	5,380,758	—	—	—
Dividend payable	4,486,743	4,486,743	4,486,743	—	—	—
Trade and other payables	30,433,354	30,433,354	30,433,354	—	—	—
Bank overdraft	3,747,585	3,747,585	3,747,585	—	—	—

	56,020,924	59,431,900	46,410,515	2,375,491	4,151,536	6,494,358

	Carrying	Contractual	6 months	6-12
	amount	cash flows	or less	months	1-2 years	2-5 years
	N’000	N’000	N’000	N’000	N’000	N’000

30 June 2012
Finance lease liabilities	11,785,536	15,718,349	2,397,830	2,397,831	3,647,422	7,275,266
Dividend payable	4,452,710	4,452,710	4,452,710	—	—	—
Trade and other payables	27,356,252	27,356,252	27,356,252	—	—	—
Bank overdraft	4,928,916	4,928,916	4,928,916	—	—	—

	48,523,414	52,456,227	39,135,708	2,397,831	3,647,422	7,275,266

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      85.

Notes to the Financial Statements

for the year ended 30 June 2013

(c)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rate, interest rates and equity prices will affect the Company’s income or the value of its holding of financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimising the return on risk.

Currency risk

The Company is exposed to currency risk on sales and purchases and borrowings that are denominated in a currency other than the functional currency of the Company, primarily the Naira. The currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to the changes in foreign exchange rates. In managing currency risk, the Company aims to reduce the impact of short-term fluctuations on earnings. Although the Company has various measures to mitigate exposure to foreign exchange rate movement, over the longer term, however, permanent changes in exchange rates would have an impact on profit. The Company monitors the movement in the currency rates on an ongoing basis. The Company’s exposure to foreign currency risk was as follows based on notional amounts:

		30-Jun-13			30-Jun-12			1-Jul-11
	GBP (£)	Euro (€)	US$	GBP (£)	Euro (€)	US$	GBP (£)	Euro (€)	US$
	000	000	000	000	000	000	000	000	000

Financial assets
Cash and cash equivalents	18	6	32	—	—	—	86	11	73
Trade and other receivables	—	—	299	—	—	—	75	—	—

	18	6	331	—	—	—	161	11	73

Financial liabilities
Trade and other payables	(174)	(1,327)	—	(105)	(834)	(193)	—	(3,193)	(821)

Net exposure	(156)	(1,321)	331	(105)	(834)	(193)	161	(3,182)	(748)

The following significant exchange rates applied during the year:

	Average rate		Reporting date spot rate
	2013	2012	2013	2012	1-Jul-11
	N	N	N	N	N

GBP (£) 1	243.51	243.93	236.76	242.67	242.38
Euro (€) 1	200.88	206.23	203.08	195.78	218.78
US$ 1	155.27	154.01	155.25	155.44	151.29

Sensitivity analysis on foreign currency rates

A five percent (5%) strengthening of the Naira, against the Euro, Dollar and GBP at 30 June would have increased (decreased) profit or loss by the amounts shown below. This analysis is based on foreign currency exchange rate variances that the Company considered to be reasonably possible at the end of the reporting period and has no impact on equity. The analysis assumes that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2012, albeit that the reasonably possible foreign exchange rate variances were different, as indicated below.

Increase/(decrease) in profit or loss N’000

30-Jun-13
GBP (£)	1,847
Euro (€)	13,413
US$	(2,569)

30-Jun-12
GBP (£)	1,274
Euro (€)	8,164
US$	1,500

A weakening of the Naira against the above currencies would have had the equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

86.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

(d)	Interest rate risk

At the reporting date the interest rate profile of the Company’s interest-bearing financial instruments was:

	2013	2012
	N	N
Fixed rate instruments
Financial assets	97,499	—
Financial liabilities	(3,747,585)	(4,928,916)

	(3,650,086)	(4,928,916)

Variable rate instruments
Financial liabilities	17,353,242	11,785,536

The Company does not account for any fixed rate financial assets and liabilities at fair value through profit or loss. Therefore a change in interest rates at the end of the reporting period would not affect profit or loss.

Cash flow sensitivity analysis for variable rate instruments

At 30 June 2013, an increase/decrease of one percentage (1%) point would have resulted in a decrease/increase in profit after tax of N211,008,150 (2012: N167,144,520). This analysis assumes that all other variables remain constant.

(e)	Operational risk

Operational risk is the risk of direct or indirect loss arising from a wide variety of causes associated with the Company’s processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks such as those arising from legal and regulatory requirements and generally accepted standards of corporate behaviour. Operational risks arise from all of the Company’s operations.

The primary responsibility for the development and implementation of controls to address operational risk is assigned to management and the executive committee. This responsibility is supported by the development of overall Company standards for the management of operational risk in the following areas:

•	documentation of processes, controls and procedures

•	periodic assessment of operational risks and the adequacy of controls and procedures to address the risks identified by the risk management committee

•	training and professional development of employees

•	appropriate segregation of duties, including the independent authorisation of transactions

•	monitoring of compliance with regulatory and other legal requirements

•	requirements for reporting of operational losses and proposed remedial action

•	development of contingency plans for various actions

•	reconciliation and monitoring of transactions

•	development, communication and monitoring of ethical and acceptable business practices

•	risk mitigation, including insurance when this is effective

•	monitoring of business process performance and development and implementation of improvement mechanisms thereof

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      87.

Notes to the Financial Statements

for the year ended 30 June 2013

(f)	Capital management

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors the return on capital as well as the level of dividends to ordinary shareholders.

The Company considers the following components of its statement of financial position to be capital: borrowings, bank overdraft and equity.

The Company’s management is committed to enhancing shareholder value in the long term, both by investing in the businesses and brands so as to improve the return on investment and by managing the capital structure. The Company manages its capital structure to achieve capital efficiency, maximise flexibility and give the appropriate level of access to debt markets at attractive cost levels.

The Company regularly assesses its debts and equity capital levels against its stated policy for capital structure. The Company’s management monitors the return on capital, which the company defines as result from operating activities divided by total shareholder’s equity.

The Company’s debt to adjusted capital ratio at the end of the reporting period was as follows:

	2013	2012	1-Jul-11
	N’000	N’000	N’000

Total liabilities	75,021,510	67,398,153	56,583,281
Less: cash and cash equivalents	3,189,239	4,772,154	8,080,590

Net debt	71,832,271	62,625,999	48,502,691

Total equity	46,039,111	38,611,514	38,871,371

Debt to adjusted capital ratio:	1.56	1.62	1.25

There were no changes in the Company’s approach to capital management during the year.

(g)	Fair values

Fair values versus carrying amounts

The fair values of financial assets and liabilities, together with the carrying amount shown in the statement of financial position, are as follows:

	30-Jun-13		30-Jun-12
	Carrying	Fair value	Carrying	Fair value
	amount		amount
	N’000	N’000	N’000	N’000

Assets measured at amortised cost
Other receivables (non-current)	31,611	29,398	10,292	9,572
Trade and other receivables	15,138,749	15,138,749	9,498,599	9,498,599
Cash and cash equivalents	3,189,239	3,189,239	4,772,154	4,772,154

	18,359,599	18,357,386	14,281,045	14,280,325

Liabilities measured at amortised cost
Finance lease liabilities	11,972,484	11,972,484	11,785,536	11,785,536
Loan from related party	5,380,758	5,380,758	—	—
Trade and other payables	30,433,354	30,433,354	27,356,252	27,356,252
Dividend payable	4,486,743	4,486,743	4,452,710	4,452,710
Bank overdraft	3,747,585	3,747,585	4,928,916	4,928,916

	56,020,924	56,020,924	48,523,414	48,523,414

The basis for determining fair values is disclosed in Note 4.

All financial instruments except finance lease liabilities and long term other receivables are short term financial instruments. Accordingly, management believes that their fair values are not expected to be materially different from their carrying values. The effective interest rate on financial lease liabilities is similar to interest rates prevailing in the market thus the carrying amount of the financial lease liability is not expected to be materially different from the carrying value.

88.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

27.	Operating leases

(a)	The Company leases a number of offices, warehouse and factory facilities under non-cancellable operating leases. During the year, an amount of N990 million was recognised as an expense in profit or loss in respect of these leases (2012: N525 million). Lease rentals are paid upfront and included in prepayments and amortised to the profit or loss over the life of the lease.

(b)	The Company leases trucks from a transporter for distribution of its products under non-cancellable operating leases. During the year, an amount of N2.88 billion (2012: N2.86 billion) was paid as lease rental in respect of this lease. Operating lease rental commitment payable are as follows:

	2013	2012	1-Jul-11
	N’000	N’000	N’000

Less than one year	2,618,000	2,856,000	2,856,000
Between one and two years	—	2,380,000	2,856,000
Between two and three years	—	—	2,380,000

	2,618,000	5,236,000	8,092,000

28.	Contingencies

(a)	Guarantee and contingent liabilities

Contingent liabilities at the reporting date arising in the ordinary course of business out of guarantees, amounted to N4,049 million (2012: N13,540 million). In the opinion of the Directors, no material loss is expected to arise from these guarantees.

(b)	Pending litigation and claims

The Company is subject to various claims and other liabilities arising in the normal course of business. The contingent liabilities in respect of pending litigation and other liabilities amounted to N1,321 million as at 30 June 2013 (2012: N1,712 million). In the opinion of the Directors and based on legal advice, no material loss is expected to arise from these claims.

(c)	Financial commitments

The Directors are of the opinion that all known liabilities and commitments, which are relevant in assessing the state of affairs of the Company, have been taken into consideration in the preparation of these financial statements.

29.	Related parties

Parent and ultimate controlling entity

Related parties include the parent company, Diageo Plc. and Diageo group entities. Directors, their close family members and any employee who is able to exert a significant influence on the operating policies of the Company are considered as related parties. Key management personnel are also regarded as related parties. Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

As at 30 June 2013, Guinness Overseas Limited and Atalantaf Limited owned 46.48% (2012: 46.03%) and 7.84% (2012: 7.77%) respectively of the issued share capital of the Company.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      89.

Notes to the Financial Statements

for the year ended 30 June 2013

Transactions with related parties

The Company has transactions with its parent and other related parties who are related by virtue of being members of the Diageo group. The total amounts due to related parties by nature of the transaction are shown below:

	Transaction value		Balance due (to)/from
	2013	2012	2013	2012	1-Jul-11
	N’000	N’000	N’000	N’000	N’000

Purchases and other services
Parent	(134,217)	(17,356)	(120,557)	(5,811)	—
Other related parties	(23,439,952)	(7,793,169)	(2,407,154)	(1,759,915)	(4,831,332)

Technical service fees and royalties
Other related parties	(2,639,972)	(2,373,419)	(755,212)	(701,211)	(1,527,676)

			(3,282,923)	(2,466,937)	(6,359,008)

Sales and other services
Parent	38,904	47,158	6,829	8,710	8,206
Other related parties	4,045,841	1,391,822	924,081	224,787	828,140

			930,910	233,497	836,346

Related party loan	(5,380,758)	—	(5,380,758)	—	—

Transactions with key management personnel

Key management personnel compensation

In addition to their salaries, the Company also provides non-cash benefits to Directors and executive officers and contributes to post employment defined benefit and defined contribution plans on their behalf. In accordance with the terms of the plans, directors and executive officers retire at the age of 55 at which time they become entitled to receive post employment benefits.

Executive officers also participate in share based payment plans (see note 23) and the Company’s long service awards benefit plan. Key management personnel compensation comprised:

	2013	2012
	N’000	N’000

Short-term employee benefits
Salaries and wages	265,741	206,899

Long-term employee benefits
Post-employment benefits	38,151	27,853
Long-service award benefit plan	4,567	5,589

Share based payments plan
Diageo executive share options/awards	23,228	2,597

	331,687	242,938

90.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

30.	Subsequent events

There are no significant subsequent events, which could have had a material effect on the state of affairs of the Company as at 30 June 2013 that have not been adequately provided for or disclosed in the financial statements.

31.	Explanation of transition to IFRS

As stated in note 2(a), these are the Company’s first set of financial statements prepared in accordance with IFRS.

The accounting policies set out in note 3 have been applied in preparing the financial statements for the year ended 30 June 2013, the comparative information presented in these financial statements for the year ended 30 June 2012 and in the preparation of an opening IFRS statement of financial position at 1 July 2011 (the Company’s date of transition).

In preparing its opening IFRS statement of financial position, the Company has adjusted amounts reported previously in financial statements prepared in accordance with previous Generally Acceptable Accounting Principles (GAAP).

An explanation of how the transition from previous Nigerian GAAP to IFRS has affected the Company’s financial position, financial performance and cash flows is set out in the following tables and the notes that accompany the tables.

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      91.

Notes to the Financial Statements

for the year ended 30 June 2013

Explanation of transition to IFRS (Cont’d)

Reconciliation of Nigerian GAAP statements to IFRS

(a)	Statement of financial position as at 1 July 2011

	Notes	Nigerian GAAP	Effect of
			Transition
			to IFRS	IFRS
		N’000	N’000	N’000

ASSETS
Non-current assets
Property, plant and equipment	B	46,098,557	12,170,898	58,269,455
Intangible assets		1,031,280	—	1,031,280
Prepayments	E	—	343,385	343,385
Other receivables	E	675,476	(647,652)	27,824

Total non-current assets		47,805,313	11,866,631	59,671,944

Current assets
Inventories	C	17,381,132	(8,587,011)	8,794,121
Trade and other receivables	D	18,133,997	(1,170,225)	16,963,772
Prepayments	D(ii)	—	1,170,225	1,170,225
Deposit for import		774,000	—	774,000
Cash and cash equivalents		8,080,590	—	8,080,590

Total current assets		44,369,719	(8,587,011)	35,782,708

Total assets		92,175,032	3,279,620	95,454,652

Equity
Share capital		737,463	—	737,463
Share premium		1,545,787	—	1,545,787
Share based payment reserve	G	—	21,413	21,413
Revaluation reserve	A	3,524,134	(3,524,134)	—
Retained earnings	H	34,476,108	2,090,600	36,566,708

Total equity		40,283,492	(1,412,121)	38,871,371

Liabilities
Non-current liabilities
Loans and borrowings		1,332,933	—	1,332,933
Employee benefits	D(i)	3,739,799	(304,267)	3,435,532
Deferred tax liabilities	I	10,282,960	(483,971)	9,798,989

Total non current liabilities		15,355,692	(788,238)	14,567,454

Current liabilities
Current tax liabilities		6,324,044	—	6,324,044
Dividend payable		3,921,648	—	3,921,648
Loans and borrowings	F(ii)	—	671,283	671,283
Trade and other payables	F	26,290,156	4,808,696	31,098,852

Total current liabilities		36,535,848	5,479,979	42,015,827

Total liabilities		51,891,540	4,691,741	56,583,281

Total equity and liabilities		92,175,032	3,279,620	95,454,652

92.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Explanation of transition to IFRS (Cont’d)

Reconciliation of Nigerian GAAP statements to IFRS

(b)	Statement of financial position as at 30 June 2012

	Notes	Nigerian GAAP	Effect of
			Transition
			to IFRS	IFRS
		N’000	N’000	N’000

ASSETS
Non-current assets
Property, plant and equipment	B	63,709,332	12,584,519	76,293,851
Intangible assets		679,792	—	679,792
Prepayments	E	—	247,549	247,549
Other receivables	E	522,072	(511,780)	10,292

Total non-current assets		64,911,196	12,320,288	77,231,484

Current assets
Inventories	C	21,998,519	(8,804,757)	13,193,762
Trade and other receivables	D	10,852,303	(1,353,704)	9,498,599
Prepayments	D(ii)	—	1,313,668	1,313,668
Cash and cash equivalents		4,772,154	—	4,772,154

Total current assets		37,622,976	(8,844,793)	28,778,183

Total assets		102,534,172	3,475,495	106,009,667

Equity
Share capital		737,463	—	737,463
Share premium		1,545,787	—	1,545,787
Share based payment reserve	G	—	62,308	62,308
Revaluation reserve	A	3,392,339	(3,392,339)	—
Retained earnings	H	34,676,915	1,589,041	36,265,956

Total equity		40,352,504	(1,740,990)	38,611,514

Liabilities
Non-current liabilities
Loans and borrowings		8,513,058	—	8,513,058
Employee benefits	D(i)	3,087,076	(304,267)	2,782,809
Deferred tax liabilities	I	11,584,733	(681,984)	10,902,749

Total non current liabilities		23,184,867	(986,251)	22,198,616

Current liabilities
Bank overdraft		4,928,916	—	4,928,916
Current tax liabilities		5,189,181	—	5,189,181
Dividend payable		4,452,710	—	4,452,710
Loans and borrowings	F(ii)	—	3,272,478	3,272,478
Trade and other payable	F	24,425,994	2,930,258	27,356,252

Total current liabilities		38,996,801	6,202,736	45,199,537

Total liabilities		62,181,668	5,216,485	67,398,153

Total equity and liabilities		102,534,172	3,475,495	106,009,667

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      93.

Notes to the Financial Statements

for the year ended 30 June 2013

Explanation of transition to IFRS (Cont’d)

Reconciliation of Nigerian GAAP statements to IFRS

(c)	Income statement for the year ended 30 June 2012

	Notes	Nigerian GAAP	Effect of
			Transition
			to IFRS	IFRS
		N’000	N’000	N’000

Revenue	K	126,288,184	(9,826,302)	116,461,882
Cost of sales	L	(70,088,245)	8,809,564	(61,278,681)

Gross profit		56,199,939	(1,016,738)	55,183,201

Other income		790,690	(42,437)	748,253
Marketing and distribution expenses		(24,607,059)	—	(24,607,059)
Administrative expenses	F,H,J	(9,522,147)	93,551	(9,428,596)

Result from operating activities		22,861,423	(965,624)	21,895,799

Finance income	J	306,990	273,832	580,822
Finance costs		(2,093,463)	—	(2,093,463)

Net finance costs		(1,786,473)	273,832	(1,512,641)

Profit before taxation		21,074,950	(691,792)	20,383,158
Taxation	M	(6,403,755)	235,217	(6,168,538)

Profit for the year after taxation		14,671,195	(456,575)	14,214,620

Earnings per share
Basic earnings per share (kobo)		995		964

Diluted earnings per share (kobo)		995		964

94.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Explanation of transition to IFRS (Cont’d)

Reconciliation of Nigerian GAAP statements to IFRS

(d)	Statement of comprehensive Income for the year ended 30 June 2012

	Notes	Nigerian GAAP N’000	Effect of Transition to IFRS N’000	IFRS N’000

Profit for the year after taxation		14,671,195	(456,575)	14,214,620

Other comprehensive income
Defined benefit plan actuarial gain	J	—	124,015	124,015
Tax on other comprehensive income	J	—	(37,204)	(37,204)

Other comprehensive income for the year, net of tax	J	—	86,811	86,811

Total comprehensive income for the year		14,671,195	(369,764)	14,301,431

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      95.

Notes to the Financial Statements

for the year ended 30 June 2013

Explanation of transition to IFRS (Cont’d)

Reconciliation of Nigerian GAAP statements to IFRS

(e)	Statement of cash flows for the year ended 30 June 2012

	Notes	Nigerian GAAP N’000	Effect of Transition to IFRS N’000	IFRS N’000

Cash flows from operating activities
Profit for the year		14,671,195	(456,575)	14,214,620
Adjustments for:
Depreciation and impairment loss	B	5,393,836	2,135,724	7,529,560
Amortisation of intangible assets		351,587	—	351,587
Share-based payment charge	F,G	—	57,032	57,032
Finance income	J	(306,990)	(273,832)	(580,822)
Finance costs		2,093,463	—	2,093,463
Write-offs of PPE		176,599	—	176,599
Gain on disposal of PPE	B	(168,719)	42,437	(126,282)
Write back of long service awards		(310,419)	—	(310,419)
Gratuity charge	J	176,865	124,015	300,880
Income tax expense	M	6,403,755	(235,217)	6,168,538

		28,481,172	1,393,584	29,874,756

Changes in:
Inventories		(4,617,387)	217,746	(4,399,641)
Non-current other receivables		153,404	(95,836)	57,568
Non-current prepayments		—	95,836	95,836
Trade and other receivables		7,280,647	143,443	7,424,090
Prepayments		—	(143,443)	(143,443)
Trade and other payables		1,276,982	706,620	1,983,602

Cash generated from operating activities		32,574,818	2,317,950	34,892,768
Gratuity paid		(433,470)	—	(433,470)
Income tax paid		(6,231,075)	—	(6,231,075)
Long service awards paid		(85,699)	—	(85,699)
VAT paid		(4,600,334)	—	(4,600,334)

Net cash from operating activities		21,224,240	2,317,950	23,542,190

Cash flows from investing activities
Finance income	J	302,267	273,832	576,099
Liquidation of short term investment		774,000	—	774,000
Proceeds from sale of PPE	B	310,380	—	310,380
Acquisition of PPE		(13,530,170)	(2,591,782)	(16,121,952)

Net cash used in investing activities		(12,143,523)	(2,317,950)	(14,461,473)

Cash flows from investing activities
Repayment of loans and borrowings		(1,153,485)	—	(1,153,485)
Finance cost		(2,093,463)	—	(2,093,463)
Dividends paid		(14,071,121)	—	(14,071,121)

Net cash used in financing activities		(17,318,069)	—	(17,318,069)
Net decrease in cash and cash equivalents		(8,237,352)	—	(8,237,352)
Cash and cash equivalents, beginning of the year		8,080,590	—	8,080,590

Cash and cash equivalents, end of the year		(156,762)	—	(156,762)

96.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Notes to reconciliation

A.	Deemed cost

On 2 January 1997, the Company revalued certain leasehold buildings and Plant and machinery under previous Nigerian GAAP. On transition to IFRS, the Company elected to apply the optional exemption to use that previous revaluation as deemed cost under IFRS. The revaluation reserve amounting to N3.5 billion and N3.4 billion as at 1 July 2011 and 30 June 2012 respectively was reclassified to retained earnings.

B.	Property, plant and equipment (PPE), inventory and other payables

The effect of transition to IFRS on PPE can be summarised below:

		30-Jun-12 N’000	1-Jul-11 N’000

i.	RPM reclassified from inventory (Note (a))	11,286,808	10,667,648
ii.	Capitalisation of major spares from inventory (Note (b))	1,233,772	1,396,874
iii.	Adjustment of residual value of some PPE items (Note (c))	63,939	106,376

	Adjustment to net book value of PPE	12,584,519	12,170,898

(a)	Under the previous Nigerian GAAP, the Company’s returnable packaging materials (RPM) were classified as inventories. On transition to IFRS, the value of the returnable packaging materials were reclassified from inventories to property, plant and equipment (PPE) and the appropriate liability was recognised in the financial statements for deposits made by customers in respect of returnable packaging materials held by them. The impact of the above is summarised as follows:

	30-Jun-12	1-Jul-11
	N’000	N’000

Statement of financial position
Gross book value (GBV) of RPM	21,986,824	19,425,574
Accumulated depreciation of RPM	(10,700,016)	(8,757,926)

Property, plant and equipment (Note B(i))	11,286,808	10,667,648
Inventories (Note C(i))	(7,469,620)	(7,196,884)
Trade and other payables - liability for RPM (Note F(i))	(7,373,903)	(6,118,853)
Taxation (Note I(i))	1,067,015	794,427

Adjustment to retained earnings (Note H)	(2,489,700)	(1,853,662)

Income Statement
Depreciation of RPM	1,942,090
Reversal of write down of RPM	(1,033,464)

Adjustment before tax	908,626
Taxation (Note M(i))	(272,588)

Adjustment after tax	636,038

Statement of cash flows
Cash flows from operating activities
Depreciation and impairment loss	1,942,090
Reversal of write down of RPM	(1,033,464)

Net impact on net cash from operating activities	908,626

Cash flows from operating activities
Acquisition of property, plant and equipment	(2,561,250)

Net impact on net cash used in investing activities	(2,561,250)

Cumulative adjustment to statement of cash flows	(1,652,624)

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      97.

Notes to the Financial Statements

for the year ended 30 June 2013

(b)	Under the previous Nigerian GAAP, some engineering spares which met the criteria for recognition as PPE in line with the requirements of IAS 16 were included as part of inventory. On transition to IFRS, engineering spares which met the criteria for recognition as PPE were reclassified to PPE. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Gross book value of inventory capitalised	1,427,406	1,396,874
Accumulated depreciation	(193,634)	—

Property, plant and equipment (Note B(ii))	1,233,772	1,396,874
Inventories (Note C(ii))	(1,427,406)	(1,396,874)
Taxation (Note I(ii))	58,090

Adjustment to retained earnings (Note H)	(135,544)	—

Income Statement
Depreciation of capitalised engineering spares	193,634
Taxation (Note M(ii))	(58,090)

Adjustment after tax	135,544

Statement of cash flows
Cash flows from operating activities
Depreciation and impairment loss	193,634

Net impact on net cash from operating activities	193,634

Cash flows from operating activities
Acquisition of property, plant and equipment	(30,532)

Net impact on net cash used in investing activities	(30,532)

Cumulative adjustment to statement of cash flows	163,102

(c)	Under the previous Nigerian GAAP, some of the Company’s motor vehicles were assigned zero residual values. On transition to IFRS, a re-assessment of residual values was made in line with the requirements of IAS 16. The impact of the re-assessment of the residual values on depreciation is summarised below:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Property, plant and equipment (Note B(iii))	63,939	106,376
Taxation (Note I(iii))	(19,182)	(31,913)

Adjustment to retained earnings (Note H)	44,757	74,463

Income Statement
Re-assessment of residual values	42,437
Taxation (Note M(iii))	(12,731)

Adjustment after tax	29,706

98.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

C.	Inventory

The effect of transition to IFRS on Inventory can be summarised below:

		30-Jun-12 N’000	1-Jul-11 N’000

i.	Capitalisation of RPM (Note B(a))	(7,469,620)	(7,196,884)
ii.	Capitalisation of major spares (Note B(b))	(1,427,406)	(1,396,874)
iii.	Expensed engineering spares now capitalised (Note (a))	92,269	—
iv.	Reversal of inventory obsolescence allowances (Note (b))	—	6,747

	Adjustment to Inventory	(8,804,757)	(8,587,011)

(a)	Under the previous Nigerian GAAP, the Company expensed some engineering spares which met the criteria for recognition as PPE in line with the requirements of IAS 16. On transition to IFRS, these engineering spares which met the criteria for recognition as PPE were reclassified to PPE. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Inventories (Note C(iii))	92,269	—

Adjustment to retained earnings (Note H)	92,269	—

Income Statement
Engineering spares expensed	(92,269)

Adjustment after tax	(92,269)

(b)	Under the previous Nigerian GAAP, the Company recognised obsolescence allowances for some engineering spares which met the criteria for recognition as PPE in line with the requirements of IAS 16 were included as part of inventory. On transition to IFRS, engineering spares which met the criteria for recognition as PPE were reclassified to PPE and the related obsolescence allowances reversed. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Inventory (Note C(iv))	—	6,747
Taxation (Note I(iv))	—	(2,024)

Adjustment to retained earnings (Note H)	—	4,723

Income Statement
Reversal of obsolescence allowance	6,747
Taxation (Note M(iv))	(2,024)

Adjustment after tax	4,723

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      99.

Notes to the Financial Statements

for the year ended 30 June 2013

D.	Trade and other receivables

The effect of transition to IFRS on trade and other receivables can be summarised below:

		30-Jun-12 N’000	1-Jul-11 N’000

i.	Reclassification of advance gratuity (Note (a))	(40,036)	—
ii.	Prepayments (Note (b))	(1,313,668)	(1,170,225)

	Adjustment to trade and other receivables	(1,353,704)	(1,170,225)

(a)	Under the previous Nigerian GAAP, gratuity advances (after deducting appropriate taxes) to qualifying employees who are still in the employment of the Company which represent a part payment of the gratuity liability due to the employees, were included as part of trade and other receivables. On transition to IFRS, advance gratuity payments were reclassified from trade and other receivables to employee benefits obligations. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Employee benefits	304,267	304,267
Trade and other receivables (Non-current)	(264,231)	(304,267)
Trade and other receivables (Note D(i))	(40,036)	—
Taxation (Note I(v))	(91,280)	(91,280)

Adjustment to retained earnings (Note H)	(91,280)	(91,280)

(b)	Under the previous Nigerian GAAP, prepayments were included as part of trade and other receivables. On transition to IFRS, prepayments were reclassified from trade and other receivables. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Prepayments (Note D(ii))	1,313,668	1,170,225
Trade and other receivables (Note D(ii))	(1,313,668)	(1,170,225)

Adjustment to retained earnings (Note H)	—	—

E.	Non-current other receivables

The effect of transition to IFRS on non-current other receivables can be summarised below:

		30-Jun-12 N’000	1-Jul-11 N’000

i.	Reclassification of advance gratuity (Note D(i))	(264,231)	(304,267)
ii.	Reclassification of prepayments (Note (a))	(247,549)	(343,385)

		(511,780)	(647,652)

100.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

(a)	Under the previous Nigerian GAAP, non-current prepayments were included as part of non-current other receivables. On transition to IFRS, the value of non-current prepayments was reclassified from non-current other receivables. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Prepayments	247,549	343,385
Other receivables	(247,549)	(343,385)

Adjustment to retained earnings (Note H)	—	—

F.	Trade and other payables

The effect of transition to IFRS on trade and other payables can be summarised below:

		30-Jun-12 N’000	1-Jul-11 N’000

i.	Reclassification of liability for RPM (Note B(a))	7,373,903	6,118,853
ii.	Loans and borrowings (Note (a))	(3,272,478)	(671,283)
iii.	Reversal of liability for RPM (Note (b))	(1,164,772)	(616,342)
iv.	Re-measurement of liability for SARs (Note (c))	(6,395)	(22,532)

	Adjustment to trade and other payables	2,930,258	4,808,696

(a)	Under previous Nigerian GAAP, finance lease liabilities and accrued pre-lease interest charges were included as trade and other payables. On transition to IFRS, these amounts have been presented as loans and borrowings. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Trade and other payables	(3,272,478)	(671,283)
Loans and borrowings (Note F(ii))	3,272,478	671,283

Adjustment to retained earnings (Note H)	—	—

(b)	Under previous Nigerian GAAP, deposit liability for RPM was set-off against inventory. On transition to IFRS, RPM was capitalised as property, plant and equipment (PPE) and the related deposit liability reclassified to trade and other payables. On reclassification of the deposit liability for RPM, an amount was released to profit and loss as a result of the re-estimation of the liability in the books. The impact of the above is as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Trade and other payables (Note F(iii))	(1,164,772)	(616,342)
Taxation (Note I(vi))	349,432	184,903

	(815,340)	(431,439)

Income Statement
Reversal of liability for RPM	(548,430)
Taxation (Note M(v))	164,529

Adjustment after tax	(383,901)

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Notes to the Financial Statements

for the year ended 30 June 2013

(c)	Under the previous Nigerian GAAP, liabilities for cash settled share-based payment transactions were not measured for in line with the requirements of IFRS 2. On transition to IFRS, the liabilities were re-measured in line with the requirements of IFRS 2. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Liabilities for SARs (Note F(iv))	(6,395)	(22,532)
Taxation (Note I(vii))	1,919	6,760

	(4,476)	(15,772)

Income Statement
Remeasurement of liability for SARs	16,137
Taxation (Note M(vi))	(4,841)

Adjustment after tax	11,296

G.	Share based payments liabilities

Under the previous Nigerian GAAP, charge and liability for equity settled share-based payment transactions with Diageo Plc were not accounted for in line with the requirements of IFRS 2. On transition to IFRS, the charge was recognised as an employee expense with a corresponding liability recognised in share-based payment reserve in equity as a capital contribution from Diageo Plc. The impact of the above is summarised as follows:

	30-Jun-12 N’000	1-Jul-11 N’000

Share based payment reserve	62,308	21,413

Adjustment to share based payment reserve	62,308	21,413

	30-Jun-12 N’000	1-Jul-11 N’000

Statement of financial position
Share based payment reserve	(62,308)	(21,413)
Taxation (Note I(viii))	18,692	6,424

Adjustment to retained earnings (Note H)	(43,616)	(14,989)

Income Statement
Employee benefits expense	40,895
Taxation (Note M(vii))	(12,268)

Adjustment after tax	28,627

102.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

H.	Retained earnings

The cumulative adjustment to retained earnings (each net of tax) was as follows:

		30-Jun-12 N’000	1-Jul-11 N’000

i.	Reclassification of revaluation reserves (Note A)	3,392,339	3,524,134
ii.	Reclassification of RPM (Note B(a))	(2,489,700)	(1,853,662)
iii.	Depreciation of capitalised inventory (Note B(b))	(135,544)	—
iv.	Re-assessment of residual values of PPE (Note B(c))	44,757	74,463
v.	Reversal of engineering spares expensed (Note C(b))	92,269
vi.	Reversal of obsolescence allowances (Note C(b))	—	4,723
vii.	Re-classification of advance gratuity (Note D(a))	(91,280)	(91,280)
viii.	Reversal of excess liability for RPM (Note F(b))	815,340	431,439
ix.	Re-measurement of share-based liabilities (Note F(c))	4,476	15,772
x.	Recognition of share based payment (Note G)	(43,616)	(14,989)

	Adjustment to retained earnings	1,589,041	2,090,600

I.	Deferred tax liabilities

The effect of transition to IFRS on deferred tax liabilities can be summarised below:

		30-Jun-12	1-Jul-11
		N’000	N’000

i.	Reclassification of RPM (Note B(a))	(1,067,015)	(794,427)
ii.	Depreciation on engineering spares capitalised (Note B(b))	(58,090)	—
iii.	Re-assessment of residual values (Note B(c))	19,182	31,913
iv.	Reversal of obsolescence allowances (Note C(a))	—	2,024
v.	Reclassification of advance gratuity (Note D(a))	91,280	91,280
vi	Reversal of RPM liability (Note F(b))	349,432	184,903
vii.	Remeasurement of share based payments (Note F(c))	1,919	6,760
viii.	Recognition of share based payment liabilities (Note G)	(18,692)	(6,424)

	Adjustment to deferred tax liabilities	(681,984)	(483,971)

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Notes to the Financial Statements

for the year ended 30 June 2013

J.	Administrative expenses and finance income

Under the previous Nigerian GAAP, foreign exchange gains and losses and defined benefit actuarial gains and losses were recognised in administrative expenses. On transition to IFRS, foreign exchange gains and losses and defined benefit actuarial gains and losses were reclassified to finance income and other comprehensive income respectively. The impact of the above is summarised as follows:

30-Jun-12 N’000

Income Statement
Administrative expenses	(397,847)
Finance income	273,832

(124,015)
Taxation	37,204

(86,811)
Other comprehensive income
Other comprehensive income: defined benefit actuarial gain	124,015

37,204
Taxation (Note M(vii))	(37,204)

Cumulative adjustment to statement of comprehensive income	—

K.	Revenue

Under the previous Nigerian GAAP, excise duties were included as part of cost of sales. However, on transition to IFRS, excise duties were set-off from revenue. The impact of the above is summarised as follows:

30-Jun-12 N’000

Income Statement
Revenue	9,826,302
Cost of sales (Note L)	(9,826,302)

Adjustment before tax	—

L.	Cost of sales

The effect of transition to IFRS on cost of sales can be summarised below:

		30-Jun-12 N’000

i.	Reclassification of excise duties from revenue (Note K)	(9,826,302)
ii.	Depreciation of RPM (Note B(a))	1,942,090
iii.	Reversal of write down of RPM (Note B(b))	(1,033,464)
iv.	Depreciation of capitalised engineering spares (Note B)	193,634
vi.	Reversal of engineering spares expensed (Note C(a))	(92,269)
v.	Reversal of impairment allowance (Note C(b))	6,747

		(8,809,564)

M.	Taxation charge

The effect of transition to IFRS on taxation charge can be summarised below:

		30-Jun-12 N’000

i.	Reclassification of RPM (Note B(a))	(272,588)
ii.	Depreciation of capitalised engineering spares (Note B(b))	(58,090)
iii.	Re-assessment of residual values (Note B(c))	(12,731)
iv.	Reversal of obsolescence allowance (Note C(b))	(2,024)
v.	Reversal of RPM liability (Note F(b))	164,529
vi.	Re-measurement of liability for share based payments (Note F(c))	(4,841)
vii.	Recognition of share based payment expense (Note G)	(12,268)
viii.	Reclassification of tax on actuarial gain (Note J)	(37,204)

		(235,217)

104.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Other Information

Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013      105.

Value Added Statement

for the year ended 30 June 2013

	2013 N’000%		2012 N’000%

Revenue	122,463,538		116,461,882
Bought-in materials and services
- Local	(53,483,295)		(57,605,932)
- Imported	(29,984,338)		(21,363,100)

	38,995,905		37,492,850

Other income	815,505		748,253
Finance income	201,185		580,822

Valued added	40,012,595	100	38,821,925	100

Distribution of Value Added:

To Government:
Taxation	5,109,247	13	6,205,742	16

To Employees:
Salaries, wages and fringe benefits	9,219,080	23	8,340,142	21

To Providers of Finance:
Finance costs	3,806,649	10	2,093,463	5

Retained in the Business:
For replacement of property, plant and equipment	9,995,054	25	7,529,560	19
For replacement of intangible assets	102,609	—	351,587	1
To augment reserves	11,779,956	29	14,301,431	38

	40,012,595	100	38,821,925	100

Value added represents the additional wealth which the Company has been able to create by its own employees’ efforts. This statement shows the allocation of that wealth between government, employees, providers of capital and that retained in the business.

106.      Guinness Nigeria Plc  |    Annual Report & Financial Statements 2013

Financial Summary

	2013	2012
	N’000	N’000

Income Statement
Revenue	122,463,538	116,461,882

Operating profit	20,614,339	21,895,799

Profit before taxation	17,008,875	20,383,158

Profit after taxation	11,863,726	14,214,620

Statement of Comprehensive Income
Profit after taxation	11,863,726	14,214,620
Other comprehensive income	(83,770)	86,811

Comprehensive income for the year	11,779,956	14,301,431

Statement of Financial Position

	2013 N’000	2012 N’000	1-Jul-11 N’000

Employment of Funds
Property, plant and equipment	88,112,852	76,293,851	58,269,455
Intangible assets	578,771	679,792	1,031,280
Prepayments	98,768	247,549	343,385
Other receivables	31,611	10,292	27,824
Net current liabilities	(19,036,478)	(16,421,354)	(6,233,119)
Loans and borrowings	(8,796,183)	(8,513,058)	(1,332,933)
Employee benefits	(2,994,557)	(2,782,809)	(3,435,532)
Deferred tax liabilities	(11,955,673)	(10,902,749)	(9,798,989)

Net assets	46,039,111	38,611,514	38,871,371

Funds Employed
Share capital	752,944	737,463	737,463
Share premium	8,961,346	1,545,787	1,545,787
Share based payment reserve	18,582	62,308	21,413
Retained earnings	36,306,239	36,265,956	36,566,708

Total equity (shareholders’ funds)	46,039,111	38,611,514	38,871,371

Per 50K share data (in kobo)
Basic and diluted earnings per share	793	964
Declared dividend per share	800	1,000
Net assets per share	3,057	2,618

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